                           Offer to Purchase for Cash
                                       by
                         INLAND STEEL INDUSTRIES, INC.
                                       of
                  Up to 25,500,000 Shares of its Common Stock
           (Including the Associated Preferred Stock Purchase Rights)
   At a Purchase Price Not Greater Than $34.00 Nor Less Than $30.00 Per Share

  THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, AUGUST 14, 1998, UNLESS THE OFFER IS EXTENDED.

     Inland Steel Industries, Inc., a Delaware corporation (the "Company"), invites its stockholders to tender shares of its common stock ($1.00 par value) (the "Shares") (including the associated preferred stock purchase rights (the "Rights") issued pursuant to the Rights Agreement, dated as of November 25, 1997, between the Company and Harris Trust and Savings Bank, as the Rights Agent) to the Company at a price not greater than $34.00 nor less than $30.00 per Share in cash, as specified by tendering stockholders, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which, as amended from time to time, together constitute the "Offer"). Unless the context otherwise requires, all references to Shares include the associated Rights.

     The Company will, upon the terms and subject to the conditions of the Offer, determine a single per Share price (not greater than $34.00 nor less than $30.00 per Share), net to the seller in cash (the "Purchase Price"), that it will pay for Shares validly tendered and not withdrawn pursuant to the Offer, taking into account the number of Shares so tendered and the prices specified by tendering stockholders. The Company will select the lowest Purchase Price that will allow it to buy 25,500,000 Shares validly tendered and not withdrawn pursuant to the Offer (or such lesser number of Shares as are validly tendered at prices not greater than $34.00 nor less than $30.00 per Share). The Company will pay the Purchase Price for all Shares validly tendered at prices at or below the Purchase Price and not withdrawn, upon the terms and subject to the conditions of the Offer including the terms thereof relating to proration and conditional tenders. The Company reserves the right, in its sole discretion, to purchase more than 25,500,000 Shares pursuant to the Offer. Shares tendered at prices in excess of the Purchase Price and Shares not purchased because of proration or conditional tenders will be returned.

     THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE
SECTION 7.

     The Shares are listed and traded on the New York Stock Exchange, Inc. (the "NYSE") under the symbol "IAD." On March 16, 1998, the last full trading day on the NYSE prior to the announcement of the ISC/Ispat Transaction (as defined herein), the closing per Share sales price as reported on the NYSE Composite Tape was $23.375. On July 17, 1998, the last full trading day on the NYSE prior to announcement of the Offer, the closing per Share sales price as reported on the NYSE Composite Tape was $28.75. THE COMPANY URGES STOCKHOLDERS TO OBTAIN CURRENT QUOTATIONS ON THE MARKET PRICE OF THE SHARES. SEE SECTION 8. The Company has declared a regular quarterly dividend of $0.05 per Share payable on August 1, 1998, to stockholders of record at the close of business on July 10, 1998. Stockholders of record at the close of business on July 10, 1998 who tender their Shares pursuant to the Offer will receive the dividend.

     THE BOARD OF DIRECTORS OF THE COMPANY (THE "BOARD OF DIRECTORS") HAS UNANIMOUSLY APPROVED THE OFFER. HOWEVER, STOCKHOLDERS MUST MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH SHARES SHOULD BE TENDERED. NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES. SEE SECTION 10 FOR INFORMATION REGARDING THE INTENTIONS OF THE COMPANY'S DIRECTORS AND EXECUTIVE OFFICERS WITH RESPECT TO TENDERING SHARES PURSUANT TO THE OFFER.
                             ----------------------

                     The Dealer Managers for the Offer are:

                              GOLDMAN, SACHS & CO.
                             ----------------------
              The date of this Offer to Purchase is July 20, 1998.

                                   IMPORTANT

     Any stockholder desiring to tender all or any portion of such stockholder's Shares must (i) properly complete and duly execute the Letter of Transmittal or a facsimile thereof in accordance with the instructions in the Letter of Transmittal, including any required signature guarantees, and mail or deliver the Letter of Transmittal or such facsimile with such stockholder's certificate(s) for the tendered Shares and any other documents required by the Letter of Transmittal to Harris Trust and Savings Bank (the "Depositary"), (ii) deliver such Shares pursuant to the procedures for book-entry transfer set forth in Section 3 or (iii) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. A stockholder having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact that broker, dealer, commercial bank, trust company or other nominee if such stockholder desires to tender such Shares. Stockholders who desire to tender Shares and whose certificates for such Shares are not immediately available or who cannot comply with the procedure for book-entry transfer on a timely basis or whose other required documentation cannot be delivered to the Depositary by the expiration of the Offer should tender such Shares by following the procedures for guaranteed delivery set forth in Section 3.

     Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to MacKenzie Partners, Inc. (the "Information Agent") or to Goldman, Sachs & Co. (the "Dealer Managers") at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase.

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     This Offer to Purchase contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Forward-looking statements are statements other than historical information or statements of current condition. Some forward-looking statements may be identified by use of terms such as "believes," "anticipates," "intends," or "expects." These forward-looking statements relate to the plans and objectives of the Company for future operations, including, without limitation, statements relating to the use of the proceeds from the ISC/Ispat Transaction and the possible combination of the Company with its majority-owned subsidiary, Ryerson Tull, Inc. ("Ryerson Tull"). In light of the risks and uncertainties inherent in all future projections, the inclusion of forward-looking statements in this Offer to Purchase should not be regarded as a representation by the Company or any other person that the objectives or plans of the Company will be achieved. Numerous factors could cause the Company's actual results to differ materially from such forward-looking statements. The Company undertakes no obligation to release publicly the results of any future revisions it may make to forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

                                    SUMMARY

     This general summary is provided for the convenience of the Company's stockholders and is qualified in its entirety by reference to the full text and more specific details of this Offer to Purchase.

Number of Shares to be
  Purchased...................   25,500,000 Shares (or such lesser number of
                                 Shares as are validly tendered).

Purchase Price................   The Company will determine a single per Share
                                 net cash price, not greater than $34.00 nor less than $30.00 per Share, that it will pay for Shares validly tendered. All Shares acquired in the Offer will be acquired at the Purchase Price even if tendered below the Purchase Price. Each stockholder desiring to tender Shares must (i) specify in the Letter of Transmittal the minimum price (not greater than $34.00 nor less than $30.00 per Share) at which such stockholder is willing to have Shares purchased by the Company or (ii) elect to have such stockholder's Shares purchased at a price determined by the Dutch auction tender process, which could result in such Shares being purchased at the minimum price of $30.00 per Share.

Market Price of Shares........   On March 16, 1998, the last full trading day on
                                 the NYSE prior to the announcement of the ISC/Ispat Transaction (as defined below), the closing per Share sales price as reported on the NYSE Composite Tape was $23.375. On July
                                 17, 1998, the last full trading day before the announcement of the Offer, the closing per Share sales price as reported on NYSE Composite
                                 Tape was $28.75. The Company urges stockholders to obtain current quotations of the market price of the Shares.

Dividends.....................   The Company has declared a regular quarterly
                                 dividend of $0.05 per Share payable on August
                                 1, 1998, to stockholders of record at the close of business on July 10, 1998. Stockholders of record at the close of business on July 10, 1998 who tender their Shares pursuant to the Offer will receive the dividend.

How to Tender Shares..........   See Section 3. Call the Information Agent or
                                 consult your broker for assistance.

Brokerage Commissions and
Stock Transfer Tax............   Tendering stockholders will not be obligated to
                                 pay brokerage fees or commissions to the Dealer
                                 Managers, the Depositary or the Information
                                 Agent or, except as set forth in Instruction 7 to the Letter of Transmittal, transfer taxes on the sale of Shares pursuant to the Offer. A tendering stockholder who holds securities with such stockholder's broker may be required by such broker to pay a service charge or other fee.

Expiration and Proration
Dates.........................   Friday, August 14, 1998, at 12:00 Midnight, New
                                 York City time, unless extended by the Company.

Payment Date..................   As soon as practicable after the Expiration
                                 Date.

Position of the Company and
its Directors.................   Neither the Company nor its Board of Directors
                                 makes any recommendation to any stockholder as to whether to tender or refrain from tendering
                                 Shares. See Section 10 for information
                                 regarding the intentions of the Company's directors and executive officers with respect to tendering Shares pursuant to the Offer.

Withdrawal Rights.............   Tendered Shares may be withdrawn at any time
                                 until 12:00 Midnight, New York City time, on
                                 Friday, August 14, 1998, unless the Offer is extended by the Company and, unless previously purchased, after 12:00 Midnight, New York City time, on Monday, September 14, 1998. See
                                 Section 4.

Odd Lots......................   There will be no proration of Shares tendered
                                 by any stockholder owning beneficially fewer than 100 Shares in the aggregate (excluding
                                 Shares attributable to individual accounts under the Inland Steel Industries Thrift Plan, the Inland Steel Company Savings Plan and the
                                 Ryerson Tull Savings Plan (collectively, the
                                 "Thrift and Savings Plans")) if such
                                 stockholder tenders all such Shares at or below the Purchase Price prior to the Expiration Date and checks the "Odd Lots" box in the Letter of Transmittal.

Further Developments Regarding
  the Offer...................   Call the Information Agent or the Dealer
                                 Managers, or consult your broker.

     THE COMPANY HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON BEHALF OF THE COMPANY AS TO WHETHER STOCKHOLDERS SHOULD TENDER OR REFRAIN FROM TENDERING SHARES PURSUANT TO THE OFFER. THE COMPANY HAS NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER ON BEHALF OF THE COMPANY OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL. DO NOT RELY ON ANY SUCH RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION, IF GIVEN OR MADE, AS HAVING BEEN AUTHORIZED BY THE COMPANY.

                             ISC/ISPAT TRANSACTION

     On July 16, 1998, Inland Steel Company, a wholly owned subsidiary of the Company that constituted the steel manufacturing and related operations segment of the Company's consolidated operations, merged with Inland Merger Sub, Inc. (the "ISC/Ispat Transaction"), a subsidiary of Ispat International N.V. ("Ispat"), pursuant to an agreement and plan of merger dated as of May 27, 1998, as amended (the "Merger Agreement"), among the Company, Inland Steel Company, Ispat and Inland Merger Sub, Inc. Inland Steel Company was the surviving company in the merger and became an indirect wholly owned subsidiary of Ispat. Pursuant to the merger, the Company received approximately $1.1 billion in cash in exchange for the outstanding common stock and preferred stock of Inland Steel Company and in connection with the repayment of intercompany debt of Inland Steel Company held by the Company. The Company's primary business is currently metals distribution and processing, conducted through its majority-owned subsidiary, Ryerson Tull. See Section 9.

                               TABLE OF CONTENTS


SECTION                                                         PAGE
-------                                                         ----
SUMMARY.....................................................      3

INTRODUCTION................................................      6

THE OFFER...................................................      8

 1.  Number of Shares; Proration............................      8

 2.  Tenders by Owners of Fewer Than 100 Shares.............     10

 3.  Procedure for Tendering Shares.........................     11

 4.  Withdrawal Rights......................................     16

 5.  Purchase of Shares and Payment of Purchase Price.......     17

 6.  Conditional Tender of Shares...........................     18

 7.  Certain Conditions of the Offer........................     19

 8.  Price Range of Shares; Dividends.......................     21

 9.  Background and Purpose of the Offer; Certain Effects of
     the Offer................................................   22

10.  Interests of Directors and Executive Officers;
     Transactions and Arrangements Concerning the Shares....     25

11.  Source and Amount of Funds.............................     26

12.  Certain Information About the Company..................     27

13.  Effects of the Offer on the Market for Shares;
     Registration Under the Exchange Act....................     32

14.  Certain Legal Matters; Regulatory Approvals............     32

15.  Certain U.S. Federal Income Tax Consequences...........     32

16.  Extension of the Offer; Termination; Amendments........     35

17.  Fees and Expenses......................................     36

18.  Miscellaneous..........................................     37

Schedule I -- Certain Transactions Involving Shares.........    I-1

To the Holders of Shares of Common Stock of
  Inland Steel Industries, Inc.:

                                  INTRODUCTION

     Inland Steel Industries, Inc., a Delaware corporation (the "Company"), invites its stockholders to tender shares of its common stock ($1.00 par value) (the "Shares") (including the associated preferred stock purchase rights (the "Rights") issued pursuant to the Rights Agreement, dated as of November 25, 1997, between the Company and Harris Trust and Savings Bank, as the Rights Agent) to the Company at a price not greater than $34.00 nor less than $30.00 per Share in cash, as specified by tendering stockholders, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which, as amended from time to time, together constitute the "Offer"). Unless the context otherwise requires, all references to Shares include the associated Rights.

     The Company will, upon the terms and subject to the conditions of the Offer, determine a single per Share price (not greater than $34.00 nor less than $30.00 per Share), net to the seller in cash (the "Purchase Price"), that it will pay for Shares validly tendered and not withdrawn pursuant to the Offer, taking into account the number of Shares so tendered and the prices specified by tendering stockholders. The Company will select the lowest Purchase Price that will allow it to buy 25,500,000 Shares validly tendered and not withdrawn pursuant to the Offer (or such lesser number of Shares as are validly tendered at prices not greater than $34.00 nor less than $30.00 per Share). The Company will pay the Purchase Price for all Shares validly tendered at prices at or below the Purchase Price and not withdrawn, upon the terms and subject to the conditions of the Offer including the terms thereof relating to proration and conditional tenders. The Company reserves the right, in its sole discretion, to purchase more than 25,500,000 Shares pursuant to the Offer.

     THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE
SECTION 7.

     If, by the Expiration Date (as defined in Section 1), more than 25,500,000 Shares are validly tendered at or below the Purchase Price and not withdrawn (or such greater number of Shares as the Company may elect to purchase), the Company will, upon the terms and subject to the conditions of the Offer, purchase Shares first from all Odd Lot Owners (as defined in Section 2) who validly tender all their Shares at or below the Purchase Price and then on a pro rata basis from all other stockholders who validly tender Shares at prices at or below the Purchase Price (and do not withdraw them prior to the Expiration Date), other than stockholders who tender conditionally, and for whom the condition is not satisfied. The Company will return at its own expense all Shares not purchased pursuant to the Offer, including Shares tendered at prices greater than the Purchase Price and Shares not purchased because of proration or conditional tenders. The Purchase Price will be paid net to the tendering stockholder in cash for all Shares purchased. Tendering stockholders will not be obligated to pay brokerage commissions, solicitation fees or, subject to Instruction 7 of the Letter of Transmittal, stock transfer taxes on the Company's purchase of Shares pursuant to the Offer. HOWEVER, ANY TENDERING STOCKHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE, SIGN AND RETURN TO THE DEPOSITARY (AS DEFINED BELOW) THE SUBSTITUTE FORM W-9 THAT IS INCLUDED AS PART OF THE LETTER OF TRANSMITTAL OR A FORM W-8 OBTAINED FROM THE DEPOSITARY MAY BE SUBJECT TO REQUIRED BACKUP U.S. FEDERAL INCOME TAX WITHHOLDING OF 31% OF THE GROSS PROCEEDS PAYABLE TO SUCH STOCKHOLDER OR OTHER PAYEE PURSUANT TO THE OFFER. SEE SECTIONS 3 AND 15. In addition, the Company will pay all fees and expenses of the Dealer Managers, the Information Agent, the Depositary, LaSalle National Bank ("LaSalle") and Morgan Stanley Dean Witter (the "Option Exercise/Tender Agent") in connection with the Offer. See Section 17.

     THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE OFFER. HOWEVER, STOCKHOLDERS MUST MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH SHARES SHOULD BE TENDERED. NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES. SEE SECTION 10 FOR INFORMATION REGARDING THE INTENTIONS OF THE COMPANY'S DIRECTORS AND EXECUTIVE OFFICERS WITH RESPECT TO TENDERING SHARES PURSUANT TO THE OFFER.

     On July 16, 1998, the Inland Steel Company, a wholly owned subsidiary of the Company that constituted the steel manufacturing and related operations segment of the Company's consolidated operations, merged with Inland Merger Sub, Inc. (the "ISC/Ispat Transaction"), a subsidiary of Ispat, pursuant to the Merger Agreement, among the Company, Inland Steel Company, Ispat and Inland Merger Sub, Inc. Inland Steel Company was the surviving company in the merger. As a result of the ISC/Ispat Transaction, Inland Steel Company became a wholly owned subsidiary of Ispat. Pursuant to the merger, the Company received approximately $1.1 billion in cash in exchange for the outstanding common stock and preferred stock of Inland Steel Company and in connection with the repayment of intercompany debt of Inland Steel Company held by the Company. The Company's primary business is currently metals distribution and processing, conducted through its majority-owned subsidiary, Ryerson Tull. See Section 9.

     The Company is making the Offer to distribute to those stockholders of the Company desiring liquidity a substantial portion of the net proceeds from the ISC/Ispat Transaction and to afford such stockholders an opportunity to sell all or a portion of their Shares without the usual transaction costs associated with open market sales.

     As of the close of business on July 17, 1998, there were 49,226,317 Shares outstanding, 90,801 Shares issuable upon conversion of the Company's Series A $2.40 Cumulative Convertible Preferred Stock, par value $1.00 per share (the "Series A Preferred Stock"), 1,819,634 Shares issuable upon conversion of the Company's Series E ESOP Convertible Preferred Stock, par value $1.00 per share (the "Series E Preferred Stock"), and 2,595,991 Shares issuable upon exercise of outstanding stock options ("Options") under the Inland Steel Industries 1988 Incentive Stock Plan, the Inland Steel Industries 1992 Incentive Stock Plan and the Inland Steel Industries 1995 Incentive Stock Plan (collectively, the "Stock Option Plans"). The 25,500,000 Shares that the Company is offering to purchase represent approximately 51.8% of the outstanding Shares (approximately 47.5% assuming the conversion of all outstanding shares of Series A Preferred Stock and Series E Preferred Stock and the exercise of all outstanding Options). The Series A Preferred Stock is convertible into Shares on a one-for-one basis and is redeemable, at the Company's option, at $44 per share plus any accrued and unpaid dividends. Each such share is entitled to one vote and votes with holders of Shares as one class, except in certain circumstances. Shares of Series E Preferred Stock are convertible into Shares on a one-for-one basis and are redeemable, at the Company's option, at $48.946 per share ($48.594 per share on and after July 7, 1999) plus any accrued and unpaid dividends. As of July 16, 1998, in connection with the ISC/Ispat Transaction, the Company redeemed 1,145,394 shares of Series E Preferred Stock held for the benefit of employees remaining with Inland Steel Company following the ISC/Ispat Transaction. The Company is considering redeeming the remaining Series E Preferred Stock.

     The Thrift and Savings Plans hold Shares in accounts for participants thereunder. Participants may instruct LaSalle National Bank, as trustee of the trusts that hold Shares for the Thrift and Savings Plans, to tender all or part of the Shares attributable to a participant's individual account under the applicable Thrift and Savings Plan (including fractional Shares, if any) by following the instructions set forth in "Procedure for Tendering
Shares -- Thrift and Savings Plans" in Section 3.

     The Inland Steel Industries Shareholder Investment Service Dividend Reinvestment Plan (the "Dividend Reinvestment Plan") holds Shares for participants thereunder. Participants may instruct Harris Trust and Savings Bank, as administrator for the Dividend Reinvestment Plan, to tender all or part of the Shares attributable to a participant's individual account by following the instructions set forth in "Procedure for Tendering
Shares -- Dividend Reinvestment Plan" in Section 3.

     The Company is not offering, as part of the Offer, to purchase any of the Options outstanding under the Stock Option Plans, and tenders of such Options will not be accepted. Holders of Options may instruct the Option Exercise/Tender Agent to tender Shares issuable upon exercise of Options by following the instructions set forth in "Procedure for Tendering Shares -- Stock Option Plans" in Section 3 or to otherwise exercise Options during the Offer.

     A tender of Shares pursuant to the Offer will include a tender of the associated Rights. No separate consideration will be paid for such Rights. Unless the context otherwise requires, all references in this Offer to Purchase to the Shares include the associated Rights. For a description of the Rights, see Section 8.

     The Shares are listed and traded on the NYSE under the symbol "IAD." On March 16, 1998, the last full trading day on the NYSE prior to the announcement of the ISC/Ispat Transaction, the closing per Share sales price as reported on the NYSE Composite Tape was $23.375. On July 17, 1998, the last full trading day on the NYSE prior to the announcement of the Offer, the closing per Share sales price as reported on the NYSE Composite Tape was $28.75. The Company urges stockholders to obtain current quotations on the market price of the Shares.

     The Company has declared a regular quarterly dividend of $0.05 per Share payable on August 1, 1998, to stockholders of record at the close of business on July 10, 1998. Stockholders of record at the close of business on July 10, 1998 who tender their Shares pursuant to the Offer will receive the dividend.

                                   THE OFFER

1. NUMBER OF SHARES; PRORATION.

     Upon the terms and subject to the conditions of the Offer, the Company will accept for payment (and thereby purchase) 25,500,000 Shares or such lesser number of Shares as are validly tendered before the Expiration Date (and not withdrawn in accordance with Section 4) at a net cash price (determined in the manner set forth below) not greater than $34.00 nor less than $30.00 per Share. The term "Expiration Date" means 12:00 Midnight, New York City time, on Friday, August 14, 1998, unless and until the Company in its sole discretion shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall refer to the latest time and date at which the Offer, as so extended by the Company, shall expire. See Section 16 for a description of the Company's right to extend the time during which the Offer is open and to delay, terminate or amend the Offer. Subject to Section 2, if the Offer is oversubscribed, Shares tendered at or below the Purchase Price before the Expiration Date will be eligible for proration, subject to the provisions for conditional tenders described in Section 6. The proration period also expires on the Expiration Date.

     The Company will, upon the terms and subject to the conditions of the Offer, determine a single per Share Purchase Price that it will pay for Shares validly tendered and not withdrawn pursuant to the Offer, taking into account the number of Shares so tendered and the prices specified by tendering stockholders. The Company will select the lowest Purchase Price that will allow it to buy 25,500,000 Shares validly tendered and not withdrawn pursuant to the Offer (or such lesser number as are validly tendered at prices not greater than $34.00 nor less than $30.00 per Share). The Company will pay the Purchase Price for all Shares validly tendered at prices at or below the Purchase Price and not withdrawn, upon the terms and subject to the conditions of the Offer including the terms thereof relating to proration and conditional tenders. Shares tendered at prices in excess of the Purchase Price and Shares not purchased because of proration or conditional tender will be returned. The Company reserves the right, in its sole discretion, to purchase more than 25,500,000 Shares pursuant to the Offer, but does not currently plan to do so. The Offer is not conditioned on any minimum number of Shares being tendered. In accordance with applicable regulations of the Securities and Exchange Commission (the "Commission"), the Company may purchase pursuant to the Offer an additional amount of Shares not to exceed 2% of the outstanding Shares without amending or extending the Offer. If (i) the Company increases or decreases the price to be paid for Shares, the Company increases or decreases the Dealer Managers' fee, the Company increases the number of Shares being sought, and such increase in the number of Shares being sought exceeds 2% of the outstanding Shares, or the Company decreases the number of Shares being sought, and (ii) the Offer is scheduled to expire at any time earlier than the tenth business day from and including the date that notice of such increase or decrease is first published, sent or given in the manner specified in Section 16, the Offer will be extended until the expiration of ten business days. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

     THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE
SECTION 7.

     In accordance with Instruction 5 of the Letter of Transmittal, each stockholder desiring to tender Shares must (i) specify the price (not greater than $34.00 nor less than $30.00 per Share) at which such stockholder is willing to have the Company purchase Shares or (ii) elect to have such stockholder's Shares purchased at a price determined by the Dutch auction tender process, which could result in such Shares being purchased at the minimum price of $30.00 per Share. As promptly as practicable following the Expiration Date, the Company will, in its sole discretion, determine the Purchase Price (not greater than $34.00 nor less than $30.00 per Share) that it will pay for Shares validly tendered and not withdrawn pursuant to the Offer, taking into account the number of Shares so tendered and the prices specified by tendering stockholders. The Company will pay the Purchase Price for all Shares validly tendered prior to the Expiration Date at prices at or below the Purchase Price and not withdrawn, upon the terms and subject to the conditions of the Offer, including the proration and conditional tender provisions. All Shares not purchased pursuant to the Offer, including Shares tendered at prices greater than the Purchase Price and Shares not purchased because of proration or conditional tenders, will be returned to the tendering stockholders at the Company's expense as promptly as practicable following the Expiration Date.

     If the number of Shares validly tendered at or below the Purchase Price and not withdrawn prior to the Expiration Date is less than or equal to 25,500,000 Shares (or such greater number of Shares as the Company may elect to purchase pursuant to the Offer), the Company will, upon the terms and subject to the conditions of the Offer, purchase at the Purchase Price all Shares so tendered.

     Priority. Upon the terms and subject to the conditions of the Offer, in the event that prior to the Expiration Date more than 25,500,000 Shares (or such greater number of Shares as the Company may elect to purchase pursuant to the Offer) are validly tendered at or below the Purchase Price and not withdrawn, the Company will purchase such validly tendered Shares in the following order of priority:

          (i) all Shares validly tendered at or below the Purchase Price and not withdrawn prior to the Expiration Date by any Odd Lot Owner (as defined in Section 2) who:

             (a) tenders all Shares (excluding Shares attributable to individual accounts under the Thrift and Savings Plans) beneficially owned by such Odd Lot Owner at or below the Purchase Price (partial tenders will not qualify for this preference); and

             (b) completes the box captioned "Odd Lots" on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery;

          (ii) after purchase of all of the foregoing Shares, all Shares conditionally tendered in accordance with Section 6, for which the condition was satisfied without regard to the procedure set forth in clause (iii) below, and all other Shares tendered properly and unconditionally, in each case, at prices at or below the Purchase Price and not withdrawn prior to the Expiration Date, on a pro rata basis, if necessary, as described below; and

          (iii) if necessary to permit the Company to purchase 25,500,000 Shares, Shares conditionally tendered, for which the condition was not initially satisfied, at or below the Purchase Price and not withdrawn prior to the Expiration Date, selected by random lot in accordance with Section 6.

     Proration. In the event that proration of tendered Shares is required, the Company will determine the final proration factor as promptly as practicable after the Expiration Date. Proration for each stockholder tendering Shares (other than Odd Lot Owners satisfying clause (i) above) shall be based on the ratio of the number of Shares tendered by such stockholder at or below the Purchase Price to the total number of Shares tendered by all stockholders (other than Odd Lot Owners satisfying clause (i) above) at or below the Purchase Price, subject to the conditional tender provisions described in Section 6. This ratio will be applied to stockholders tendering Shares (other than Odd Lot Owners satisfying clause (i) above) to determine the number of Shares (in certain cases, rounded up to the nearest whole Share) that will be purchased from each such stockholder pursuant to the Offer. Although the Company does not expect to be able to announce the final results of such proration until approximately seven business days after the Expiration Date, it will announce preliminary results of proration by press release as promptly as practicable after the Expiration Date. Stockholders can obtain such preliminary information from the Information Agent and may be able to obtain such information from their brokers.

     As described in Section 15, the number of Shares that the Company will purchase from a stockholder may affect the U.S. federal income tax consequences to the stockholder of such purchase and therefore may be relevant to a stockholder's decision whether to tender Shares. The Letter of Transmittal affords each tendering stockholder the opportunity to designate the order of priority in which Shares tendered are to be purchased in the event of proration.

     This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares as of July 17, 1998, and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the Company's stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

2. TENDERS BY OWNERS OF FEWER THAN 100 SHARES.

     The Company, upon the terms and subject to the conditions of the Offer, will accept for purchase, without proration, all Shares validly tendered at or below the Purchase Price and not withdrawn on or prior to the Expiration Date by or on behalf of stockholders who beneficially own an aggregate of fewer than 100 Shares, excluding Shares attributable to individual accounts under the Thrift and Savings Plans ("Odd Lot Owners"). See Section 1. To avoid proration, however, an Odd Lot Owner must validly tender at or below the Purchase Price all such Shares (excluding Shares attributable to individual accounts under the Thrift and Savings Plans) that such Odd Lot Owner beneficially owns. This preference is not available to partial tenders or to owners of 100 or more Shares in the aggregate (excluding Shares attributable to individual accounts under the Thrift and Savings Plans), even if such owners have separate stock certificates for fewer than 100 such Shares. Any Odd Lot Owner wishing to tender all such Shares beneficially owned by such stockholder pursuant to this Offer must complete the box captioned "Odd Lots" in the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery and must properly indicate in the section entitled "Price (In Dollars) Per Share At Which Shares Are Being Tendered" in the Letter of Transmittal the price at which such Shares are being tendered, or may elect to have all of such stockholder's Shares (excluding Shares attributable to individual accounts under the Thrift and

Savings Plans) purchased at the Purchase Price determined by the Dutch auction tender process. See Section 3. Stockholders owning an aggregate of less than 100 Shares whose Shares are purchased pursuant to the Offer will avoid both the payment of brokerage commissions and any applicable odd lot discounts payable on a sale of their Shares in transactions on a stock exchange, including the NYSE.

     As of July 16, 1998, there were 12,906 holders of record of Shares. Approximately 62% of these holders of record held individually fewer than 100 Shares and held in the aggregate 219,520 Shares. Because of the large number of Shares held in the names of brokers and nominees, the Company is unable to estimate the number of beneficial owners of fewer than 100 Shares or the aggregate number of Shares they own.

     The Company also reserves the right, but will not be obligated, to purchase all Shares duly tendered by any stockholder who tendered any Shares beneficially owned at or below the Purchase Price and who, as a result of proration, would then beneficially own an aggregate of fewer than 100 Shares. If the Company exercises this right, it will increase the number of Shares that it is offering to purchase in the Offer by the number of Shares purchased through the exercise of such right.

3. PROCEDURE FOR TENDERING SHARES.

     Proper Tender of Shares. For Shares to be validly tendered pursuant to the Offer, either:

          (i) a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) in accordance with the instructions of the Letter of Transmittal, with any required signature guarantees, certificates for Shares to be tendered and any other documents required by the Letter of Transmittal, must be received by the Depositary prior to the Expiration Date at one of its addresses set forth on the back cover of this Offer to Purchase;

          (ii) such Shares must be delivered pursuant to the procedures for book-entry transfer described below (and a confirmation of such delivery received by the Depositary, including an Agent's Message (as defined below) if the tendering stockholder has not delivered a Letter of Transmittal) or pursuant to ATOP (as defined below) prior to the Expiration Date; or

          (iii) the tendering stockholder must comply with the guaranteed delivery procedures set forth below.

     The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility (as defined below) to, and received by, the Depositary and forming a part of a Book-Entry Confirmation (as defined below), which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against the participant.

     AS SPECIFIED IN INSTRUCTION 5 OF THE LETTER OF TRANSMITTAL, EACH STOCKHOLDER DESIRING TO TENDER SHARES PURSUANT TO THE OFFER MUST EITHER (A) CHECK THE BOX IN THE SECTION OF THE LETTER OF TRANSMITTAL CAPTIONED "SHARES TENDERED AT PRICE DETERMINED BY DUTCH AUCTION" OR (B) CHECK ONE OF THE BOXES IN THE SECTION OF THE LETTER OF TRANSMITTAL CAPTIONED "SHARES TENDERED AT A PRICE DETERMINED BY STOCKHOLDER."

     A stockholder who wishes to maximize the chance that such stockholder's Shares will be purchased at the relevant Purchase Price should check the box on the Letter of Transmittal marked "Shares Tendered at Price Determined by Dutch Auction." Note that this election could result in such stockholder's Shares being purchased at the minimum price of $30.00 per Share. A stockholder who wishes to indicate a specific price (in multiples of $0.125) at which such stockholder's Shares are being tendered must check a box under the section captioned "Shares Tendered at Price Determined by Stockholder" of the Letter of Transmittal in the table labeled "Price (in Dollars) Per Share at Which Shares Are Being Tendered." A stockholder who wishes to tender Shares at more than one price must complete separate Letters of Transmittal for each price at which such Shares are being tendered. The same Shares cannot be tendered at more than one price.

     A TENDER OF SHARES WILL BE PROPER IF, AND ONLY IF, ON THE LETTER OF TRANSMITTAL EITHER THE BOX IN THE SECTION CAPTIONED "SHARES TENDERED AT PRICE DETERMINED BY DUTCH AUCTION" OR ONE OF THE BOXES IN THE SECTION CAPTIONED "SHARES TENDERED AT PRICE DETERMINED BY STOCKHOLDER" IS CHECKED.

     Odd Lot Owners who tender all Shares must complete the section entitled "Odd Lots" on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery, in order to qualify for the preferential treatment available to Odd Lot Owners as set forth in Section 2.

     Signature Guarantees and Method of Delivery. No signature guarantee is required on the Letter of Transmittal if (i) the Letter of Transmittal is signed by the registered holder of the Shares (which term, for purposes of this Section, includes any participant in The Depository Trust Company (the "Book-Entry Transfer Facility") whose name appears on a security position listing as the holder of the Shares) tendered therewith and payment and delivery are to be made directly to such registered holder, or (ii) Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member of a recognized signature guarantee medallion program within the meaning of Rule 17Ad-15 under the Exchange Act (an "Eligible Institution"). In this regard, see
Section 5 for information with respect to applicable stock transfer taxes. In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If a certificate representing Shares is registered in the name of a person other than the signer of a Letter of Transmittal, or if payment is to be made, or Shares not purchased or tendered are to be returned, to a person other than the registered holder, the certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the certificate, with the signature on the certificate or stock power guaranteed by an Eligible Institution. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares (or a timely confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility as described below), a properly completed and duly executed Letter of Transmittal (or a facsimile thereof), or an Agent's Message in connection with a book-entry transfer, or a proper tender through the Book-Entry Transfer Facility's Automated Tender Offer Program ("ATOP"), together with any other documents required by the Letter of Transmittal.

     THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING SHARE CERTIFICATES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.

     Book-Entry Delivery. The Depositary will establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in a Book-Entry Transfer Facility's system may make book-entry delivery of the Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedure for such transfer. Even though delivery of Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal (or a facsimile thereof), with any required signature guarantees, or an Agent's Message or, in the case of a tender through ATOP, the specific acknowledgment, in each case together with any other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the guaranteed delivery procedure set forth below must be followed. The confirmation of a book-entry transfer of Shares into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to herein as a "Book-

Entry Confirmation." DELIVERY OF THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     Participants in the Book-Entry Transfer Facility may tender their Shares in accordance with ATOP, to the extent it is available to such participants for the Shares they wish to tender. A stockholder tendering through ATOP must expressly acknowledge that the stockholder has received and agreed to be bound by the Letter of Transmittal and that the Letter of Transmittal may be enforced against such stockholder.

     Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's Share certificates cannot be delivered to the Depositary prior to the Expiration Date (or the procedures for book-entry transfer cannot be completed on a timely basis) or time will not permit all required documents to reach the Depositary before the Expiration Date, such Shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

          (i) such tender is made by or through an Eligible Institution;

          (ii) the Depositary receives (by hand, mail, overnight courier or facsimile transmission), on or prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form the Company has provided with this Offer to Purchase (indicating the price at which the Shares are being tendered), including (where required) a signature guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery; and

          (iii) the certificates for all tendered Shares in proper form for transfer (or confirmation of book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility or a proper tender through ATOP), together with a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) and any required signature guarantees (or, in the case of book-entry transfer, an Agent's Message or, in the case of a tender through ATOP, the specific acknowledgment) and any other documents required by the Letter of Transmittal, are received by the Depositary no later than 5:00 p.m., New York City time, on the third NYSE trading day after the date the Depositary receives such Notice of Guaranteed Delivery.

     Return of Unpurchased Shares. If any tendered Shares are not purchased, or if less than all Shares evidenced by a stockholder's certificates are tendered, certificates for unpurchased Shares will be returned as promptly as practicable after the expiration or termination of the Offer or, in the case of Shares tendered by book-entry transfer at the Book-Entry Transfer Facility, such Shares will be credited to the appropriate account maintained by the tendering stockholder at the Book-Entry Transfer Facility, in each case without expense to such stockholder.

     Backup Federal Income Tax Withholding. To prevent backup federal income tax withholding equal to 31% of the gross payments made to stockholders for Shares purchased pursuant to the Offer, each stockholder who does not otherwise establish an exemption from such withholding must provide the Depositary with the stockholder's correct taxpayer identification number and provide certain other information by completing the Substitute Form W-9 included as part of the Letter of Transmittal. For a further discussion of backup withholding, see
Section 15.

     Thrift and Savings Plans. As of July 17, 1998, the Thrift and Savings Plans held 717,887 Shares, all of which were attributable to the individual accounts of the Thrift and Savings Plans participants, beneficiaries of deceased participants and alternate payees pursuant to qualified domestic relations orders (collectively referred to in this section as "participants"). Such Shares will, subject to the limitations of the Employee Retirement Income Security Act of 1974, as amended, and applicable regulations thereunder, be tendered (or not tendered) by LaSalle, as trustee of the trusts that hold Shares for the Thrift and Savings Plans, according to the instructions of participants to LaSalle. In accordance with the terms of the Thrift and Savings Plans and trust agreements, LaSalle will determine in its discretion whether and at what prices to tender Shares for which it has not received timely instructions from participants. LaSalle will make available to participants whose Shares are attributable to individual accounts under the Thrift and Savings Plans all documents furnished to stockholders generally in connection with the Offer. Each such participant will also receive a "Direction Form" upon which the participant may instruct LaSalle regarding the Offer. Each participant may direct that all, some or none of the Shares attributable to such participant's account under the Thrift and Savings Plans (including fractional Shares, if any) be tendered. Each participant may also direct (i) the price at which such Shares are to be tendered, (ii) that the price at which such Shares are to be tendered shall be determined by LaSalle, in its sole discretion, or
(iii) that the Purchase Price be determined by the Dutch auction tender process. LaSalle will also provide additional information in a separate letter with respect to the application of the Offer to participants in the Thrift and Savings Plans. PARTICIPANTS IN THE THRIFT AND SAVINGS PLANS MAY NOT USE THE LETTER OF TRANSMITTAL TO DIRECT THE TENDER OF THE SHARES ATTRIBUTABLE TO THEIR INDIVIDUAL ACCOUNTS UNDER THE THRIFT AND SAVINGS PLANS, BUT MUST USE THE THRIFT AND SAVINGS PLANS DIRECTION FORMS SENT TO THEM. PARTICIPANTS IN THE THRIFT AND SAVINGS PLANS ARE URGED TO READ THE THRIFT AND SAVINGS PLANS DIRECTION FORMS AND RELATED MATERIALS CAREFULLY. ALTHOUGH THE TENDER OFFER IS NOT SCHEDULED TO EXPIRE UNTIL 12:00 MIDNIGHT, NEW YORK CITY TIME, ON AUGUST 14, 1998, UNLESS EXTENDED, PARTICIPANTS IN THE THRIFT AND SAVINGS PLANS MUST RETURN THEIR DIRECTION FORMS TO HARRIS TRUST AND SAVINGS BANK, AS AGENT FOR LASALLE, SO THAT IT IS RECEIVED BY HARRIS TRUST AND SAVINGS BANK NO LATER THAN 5:00 P.M., NEW YORK CITY TIME, ON TUESDAY, AUGUST 11, 1998, UNLESS EXTENDED.

     All proceeds received by LaSalle on account of Shares purchased from the Thrift and Savings Plans will be transferred as soon as administratively practicable to Fidelity Management Trust Company ("Fidelity"), as trustee of the assets of the Thrift and Savings Plans other than the Shares and Series E Preferred Stock. Such proceeds shall be credited to participants' individual accounts under the applicable Thrift and Savings Plan and invested in the Fidelity Retirement Government Money Market Portfolio. Participants may contact Fidelity after the transfer and account reconciliation is complete, which is expected to be no earlier than three business days after Fidelity receives the proceeds, at (800) 354-6551, to have the proceeds of the sale of Shares invested in other investment options offered under the applicable Thrift and Savings Plan.

     Dividend Reinvestment Plan. As of July 16, 1998, the Dividend Reinvestment Plan held 78,323 Shares, all of which were attributable to the individual accounts of the Dividend Reinvestment Plan participants (collectively referred to in this section as "participants"). Such Shares will be tendered (or not tendered) by Harris Trust and Savings Bank, as administrator of the Dividend Reinvestment Plan (the "administrator"), according to the instructions of participants provided to the administrator. Shares for which the administrator has not received timely instructions from participants will not be tendered. The administrator will make available to the participants in the Dividend Reinvestment Plan all documents furnished to stockholders generally in connection with the Offer. Because the Depositary for the Offer also acts as administrator of the Dividend Reinvestment Plan, participants in the Dividend Reinvestment Plan may use the Letter of Transmittal to instruct the administrator regarding the Offer by completing the box entitled "Dividend Reinvestment Plan Shares" on the Letter of Transmittal. Each participant may direct that all, some or none of the Shares attributable to such participant's account under the Dividend Reinvestment Plan (including fractional Shares, if any) be tendered and the price at which such Shares are to be tendered or that such Shares are to be tendered at the Purchase Price determined by the Dutch auction tender process. Shares held by the administrator pending allocation in the Dividend Reinvestment Plan shall be tendered by the administrator in the same proportion as those Shares with respect to which the administrator has received instructions from participants are tendered. PARTICIPANTS IN THE DIVIDEND REINVESTMENT PLAN ARE URGED TO READ THE LETTER OF TRANSMITTAL AND RELATED MATERIALS CAREFULLY.

     Stock Option Plans. The Company is not offering, as part of the Offer, to purchase any of the Options outstanding under the Stock Option Plans, and tenders of such Options will not be accepted. The Company has arranged for Morgan Stanley Dean Witter to act as Option Exercise/ Tender Agent for the Stock Option Plans during the Offer, and all Option exercises must be effected through the Option Exercise/Tender Agent rather than the Company until after Friday, August 28, 1998, unless extended. A holder of Options who wishes to participate in the Offer may submit to the Option Exercise/Tender Agent an Option Exercise/Tender Instruction Form to either:

          (i) tender Shares issuable upon exercise of outstanding and vested Options held by such holder, specifying the number of Shares subject to such Options to be tendered and the price or prices at which such Shares are to be tendered or electing to accept the Purchase Price determined by the Dutch auction process, and authorizing the Option Exercise/Tender Agent to (a) exercise such holder's Options (but only to the extent that such Shares are accepted for purchase pursuant to the Offer) and deliver such Shares to the Depositary, provided that any such exercise of an Option and tender of Shares is in accordance with the terms of the Stock Option Plans and the Options, (b) remit to the Company the option exercise price for such Shares and applicable withholding taxes and (c) remit to such holder the remaining net cash proceeds received pursuant to the Offer for such Shares; or

          (ii) exercise such holder's Options to purchase Shares of the Company's common stock, provided that any such exercise of an Option and tender of Shares is in accordance with the terms of the Stock Option Plans and the Options, and then tender such Shares pursuant to the Offer. An exercise of an Option cannot be revoked even if Shares received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason.

     Regardless of the method used to exercise options, a holder of Options will not be permitted to exercise Options from the date hereof until the tenth day following the termination of the Offer unless such holder has an account with the Option Exercise/Tender Agent. In addition, for those holders of Options selecting the conditional exercise method described in paragraph (i) above for some portion of the Options held by them, Options which such holders conditionally exercise in the Offer, but which are not accepted in the Offer and therefore are deemed unexercised, cannot be exercised by such holders until after Friday, August 28, 1998, unless extended.

     In no event are any Options to be delivered to the Depositary in connection with a tender of Shares hereunder.

     The Option Exercise/Tender Agent will mail to holders of Options additional materials concerning the exercise of Options and the tender of Shares issuable upon exercise of Options, including an Option Exercise/Tender Instruction Form. Holders should use the Option Exercise/Tender Instruction Form to exercise Options and, if desired, to tender Shares issuable upon exercise of Options pursuant to methods (i) and (ii) described above. HOLDERS OF OPTIONS MAY NOT USE THE LETTER OF TRANSMITTAL TO DIRECT THE TENDER OF SHARES ISSUABLE UPON EXERCISE OF OPTIONS. Questions with respect to tendering Shares issuable upon exercise of Options, or opening an account with the Option Exercise/Tender Agent so that Options may be exercised, should be directed to Morgan Stanley Dean Witter, the Option Exercise/Tender Agent, at Corporate Services Group, IAD Dutch Auction Tender Offer, 7617 Mineral Point Road, Suite 200, Madison, Wisconsin 53717,
Attention: Stig L. Rahm; telephone numbers (800) 776-7797 and (608) 829-3262.

     IN ORDER FOR THE OPTION EXERCISE/TENDER AGENT TO TIMELY TENDER SHARES ISSUABLE UPON EXERCISE OF OPTIONS, EXCEPT AS SET FORTH IN THE OPTION EXERCISE/TENDER INSTRUCTION FORM, HOLDERS OF OPTIONS MUST COMPLETE AND RETURN THE OPTION EXERCISE/TENDER INSTRUCTION FORM SO THAT IT IS RECEIVED BY THE OPTION EXERCISE/TENDER AGENT NO LATER THAN 5:00 P.M., NEW YORK CITY TIME, ON TUESDAY, AUGUST 11, 1998, UNLESS EXTENDED.

     Tendering Stockholder's Representation and Warranty; Company's Acceptance Constitutes an Agreement. It is a violation of Rule 14e-4 promulgated under the Exchange Act for a person acting alone or in concert with others, directly or indirectly, to tender Shares for such person's own account unless at the time of tender and at the Expiration Date such person has a "net long position" equal to or greater than the amount tendered in (i) the Shares and will deliver or cause to be delivered such Shares for the purpose of tender to the Company within the period specified in the Offer or (ii) other securities immediately convertible into, exercisable for or exchangeable into Shares ("Equivalent Securities") and, upon the acceptance of such tender, will acquire such Shares by conversion, exchange or exercise of such Equivalent Securities to the extent required by the terms of the Offer and will deliver or cause to be delivered such Shares so acquired for the purpose of tender to the Company within the period specified in the Offer. Rule 14e-4 also provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. A tender of Shares made pursuant to any method of delivery set forth herein will constitute the tendering stockholder's representation and warranty to the Company that (i) such stockholder has a "net long position" in Shares or Equivalent Securities being tendered within the meaning of Rule 14e-4 and (ii) such tender of Shares complies with Rule 14e-4. The Company's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and the Company upon the terms and subject to the conditions of the Offer.

     Determinations of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of Shares to be accepted, the price to be paid therefor and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Company, in its sole discretion, which determination shall be final and binding on all parties. The Company reserves the absolute right to reject any or all tenders it determines not to be in proper form or the acceptance of or payment for which may, in the opinion of the Company's counsel, be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Offer and any defect or irregularity in the tender of any particular Shares or any particular stockholder. No tender of Shares will be deemed to be properly made until all defects or irregularities have been cured or waived. None of the Company, the Dealer Managers, the Depositary, the Information Agent, the Option Exercise/Tender Agent, LaSalle National Bank or any other person is or will be obligated to give notice of any defects or irregularities in tenders, and none of them will incur any liability for failure to give any such notice.

     CERTIFICATES FOR SHARES, TOGETHER WITH A PROPERLY COMPLETED LETTER OF TRANSMITTAL AND ANY OTHER DOCUMENTS REQUIRED BY THE LETTER OF TRANSMITTAL, MUST BE DELIVERED TO THE DEPOSITARY AND NOT TO THE COMPANY. ANY SUCH DOCUMENTS DELIVERED TO THE COMPANY WILL NOT BE FORWARDED TO THE DEPOSITARY AND THEREFORE WILL NOT BE DEEMED TO BE VALIDLY TENDERED.

4. WITHDRAWAL RIGHTS.

     Except as otherwise provided in this Section 4, tenders of Shares pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time before the Expiration Date and, unless accepted for payment by the Company as provided in this Offer to Purchase, may also be withdrawn after 12:00 Midnight, New York City time, on Monday, September 14, 1998.

     For a withdrawal to be effective, the Depositary must receive (at its address set forth on the back cover of this Offer to Purchase) a notice of withdrawal in written or facsimile transmission form on a timely basis. Such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares tendered, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares. If the certificates have been delivered or otherwise identified to the Depositary, then, prior to the release of such certificates, the tendering stockholder must also submit the serial numbers shown on the particular certificates evidencing the Shares and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of Shares tendered by an Eligible Institution). If Shares have been tendered pursuant to the procedure for book-entry transfer set forth in Section 3, the notice of withdrawal must specify the name and the number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the procedures of such facility.

     If the Company extends the Offer, is delayed in its purchase of Shares or is unable to purchase Shares pursuant to the Offer for any reason, then, without prejudice to the Company's rights under the Offer, the Depositary may, subject to applicable law, retain on behalf of the Company all tendered Shares, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 4, subject to Rule 13e-4(f)(5) under the Exchange Act, which provides that the issuer making the tender offer shall either pay the consideration offered, or return the tendered securities, promptly after the termination or withdrawal of the tender offer.

     Participants in the Thrift and Savings Plans and holders of Options accepting the Offer by delivering an Option Exercise/Tender Instruction Form are not subject to the foregoing procedures with respect to Shares attributable to their individual accounts under the Thrift and Savings Plans and Shares tendered pursuant to an Option Exercise/Tender Instruction Form and instead should follow the procedures for withdrawal included in the applicable letter furnished to such participants or Option holders.

     All questions as to the form and validity, including time of receipt, of notices of withdrawal will be determined by the Company, in its sole discretion, which determination shall be final and binding on all parties. None of the Company, the Dealer Managers, the Depositary, the Information Agent, the Option Exercise/Tender Agent, LaSalle National Bank or any other person is or will be obligated to give any notice of any defects or irregularities in any notice of withdrawal, and none of them will incur any liability for failure to give any such notice. Withdrawals may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered before the Expiration Date by again following any of the procedures described in Section 3.

5. PURCHASE OF SHARES AND PAYMENT OF PURCHASE PRICE.

     Upon the terms and subject to the conditions of the Offer, and as promptly as practicable after the Expiration Date, the Company will determine a single per Share Purchase Price that it will pay for Shares validly tendered and not withdrawn pursuant to the Offer, taking into account the number of Shares so tendered and the prices specified by tendering stockholders, and will accept for payment and pay for (and thereby purchase) Shares validly tendered at or below the Purchase Price and not withdrawn as soon as practicable after the Expiration Date. For purposes of the Offer, the Company will be deemed to have accepted for payment (and therefore purchased), subject to proration and the conditional tender provisions of the Offer, Shares that are validly tendered at or below the Purchase Price and not withdrawn when, as and if it gives oral or written notice to the Depositary of its acceptance of such Shares for payment pursuant to the Offer.

     In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made promptly (subject to possible delay in the event of proration or conditional tenders) but only after timely receipt by the Depositary of certificates for Shares (or of a timely Book-Entry Confirmation of such Shares into the Depositary's account at the Book-Entry Transfer Facility), a properly completed and duly executed Letter of Transmittal (or a facsimile thereof), or, in the case of a book-entry transfer, an Agent's Message, or, in the case of a tender through ATOP, the specific acknowledgment, in each case together with any other required documents.

     Payment for Shares purchased pursuant to the Offer will be made by depositing the aggregate Purchase Price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Company and transmitting payment to the tendering stockholders. In the event of proration, the Company will determine the proration factor and pay for those tendered Shares accepted for payment as soon as practicable after the Expiration Date. However, the Company does not expect to be able to announce the final results of any such proration until approximately seven business days after the Expiration Date. Under no circumstances will the Company pay interest on the Purchase Price including, without limitation, by reason of any delay in making payment. Certificates for all Shares not purchased, including all Shares tendered at prices greater than the Purchase Price and Shares not purchased due to proration or conditional tenders, will be returned (or, in the case of Shares tendered by book-entry transfer, such Shares will be credited to the account maintained with the Book-Entry Transfer Facility by the participant who so delivered such Shares) as promptly as practicable following the Expiration Date or termination of the Offer without expense to the tendering stockholder. In addition, if certain events occur, the Company may not be obligated to purchase Shares pursuant to the Offer. See Section 7.

     The Company will pay or cause to be paid all stock transfer taxes, if any, payable on the transfer to it of Shares purchased pursuant to the Offer; provided, however, that if payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased Shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or such other person), payable on account of the transfer to such person will be deducted from the Purchase Price unless evidence satisfactory to the Company of the payment of such taxes or exemption therefrom is submitted. See Instruction 7 of the Letter of Transmittal.

     ANY TENDERING STOCKHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE FULLY, SIGN AND RETURN TO THE DEPOSITARY THE SUBSTITUTE FORM W-9 INCLUDED AS PART OF THE LETTER OF TRANSMITTAL OR A FORM W-8 OBTAINED FROM THE DEPOSITARY MAY BE SUBJECT TO REQUIRED BACKUP U.S. FEDERAL INCOME TAX WITHHOLDING OF 31% OF THE GROSS PROCEEDS PAYABLE TO SUCH STOCKHOLDER OR OTHER PAYEE PURSUANT TO THE OFFER. SEE SECTIONS 3 AND 15.

6. CONDITIONAL TENDER OF SHARES.

     Under certain circumstances and subject to the exceptions set forth in
Section 1, the Company may prorate the number of Shares purchased pursuant to the Offer. As discussed in Section 15, the number of Shares to be purchased from a particular stockholder may affect the tax treatment of such purchase to such stockholder and such stockholder's decision whether to tender. EACH STOCKHOLDER IS URGED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR. Accordingly, a stockholder may tender Shares subject to the condition that a specified minimum number of such stockholder's Shares tendered pursuant to a Letter of Transmittal or Notice of Guaranteed Delivery must be purchased if any such Shares so tendered are purchased, and any stockholder desiring to make such a conditional tender must so indicate in the box captioned "Conditional Tender" in such Letter of Transmittal or, if applicable, the Notice of Guaranteed Delivery. The conditional tender alternative is made available so that a stockholder may seek to structure the purchase of Shares from the stockholder pursuant to the Offer in such a manner that it will be treated as a sale of such Shares by the stockholder, rather than the payment of a dividend to the stockholder, for federal income tax purposes.

     Any tendering stockholder wishing to make a conditional tender must calculate and appropriately indicate such minimum number of Shares. If the effect of accepting tenders on a pro rata basis would be to reduce the number of Shares to be purchased from any stockholder (tendered pursuant to a Letter of Transmittal or Notice of Guaranteed Delivery) below the minimum number so specified, such tender will automatically be regarded as withdrawn (except as provided in the next paragraph) and all Shares tendered by such stockholder pursuant to such Letter of Transmittal or Notice of Guaranteed Delivery will be returned as promptly as practicable thereafter.

     If conditional tenders would otherwise be so regarded as withdrawn and would cause the total number of Shares to be purchased to fall below 25,500,000, then, to the extent feasible, the

Company will select enough of such conditional tenders that would otherwise have been so withdrawn to permit the Company to purchase 25,500,000 Shares. In selecting among such conditional tenders, the Company will select by lot and will limit its purchase in each case to the designated minimum number of Shares to be purchased.

     IN THE EVENT OF PRORATION, ANY SHARES TENDERED PURSUANT TO A CONDITIONAL TENDER FOR WHICH THE MINIMUM REQUIREMENTS ARE NOT SATISFIED MAY NOT BE ACCEPTED (EXCEPT AS PROVIDED ABOVE) AND WILL THEREBY BE DEEMED WITHDRAWN.

7. CERTAIN CONDITIONS OF THE OFFER.

     Notwithstanding any other provision of the Offer, the Company shall not be required to accept for payment, purchase or pay for any Shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for, Shares tendered, subject to Rule 13e-4(f) promulgated under the Exchange Act, if at any time on or after July 20, 1998, and prior to the time of payment for any such Shares (whether any Shares have theretofore been accepted for payment, purchased or paid for pursuant to the Offer) any of the following events shall have occurred (or shall have been determined by the Company to have occurred) that, in the Company's judgment in any such case and regardless of the circumstances giving rise thereto (including any action or omission to act by the Company), makes it inadvisable to proceed with the Offer or with such acceptance for payment or payment:

          (a) there shall have been threatened or instituted or be pending before any court, agency, authority or other tribunal any action, suit or proceeding by any government or governmental, regulatory or administrative agency or authority or by any other person, domestic, foreign or supranational, or any judgment, order or injunction entered, enforced or deemed applicable by any such court, authority, agency or tribunal, which
     (i) challenges or seeks to make illegal, or to delay or otherwise directly or indirectly to restrain, prohibit or otherwise affect the making of the Offer or the acquisition of Shares pursuant to the Offer or is otherwise related in any manner to, or otherwise affects, the Offer or (ii) could, in the sole judgment of the Company, materially affect the business, condition (financial or otherwise), income, operations or prospects of the Company and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of the Company and its subsidiaries, taken as a whole, or materially impair the Offer's contemplated benefits to the Company; or

          (b) there shall have been any action threatened or taken, or any approval withheld, or any statute, rule or regulation invoked, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or the Company or any of its subsidiaries, by any government or governmental regulatory or administrative authority or agency or tribunal, domestic, foreign or supranational, which, in the sole judgment of the Company, would or might directly or indirectly result in any of the consequences referred to in clause (i) or (ii) of paragraph (a) above; or

          (c) there shall have occurred (i) the declaration of any banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory); (ii) any general suspension of trading in, or limitation on prices for, securities on any U.S. national securities exchange or in the over-the-counter market; (iii) the commencement of a war, armed hostilities or any other national or international crisis directly or indirectly involving the United States; (iv) any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event which, in the sole judgment of the Company might materially affect, the extension of credit by banks or other lending institutions in the United States; (v) any significant decrease in the market price of the Shares or in the market prices of equity securities generally in the United States or any change in the general political, market, economic or financial conditions in the United States or abroad that could have in the sole judgment of the Company a material adverse effect on the business, condition (financial or otherwise), income, operations or prospects of the Company and its subsidiaries, taken as a whole, or on the trading in the Shares; (vi) in the case of any of the foregoing existing at the time of the announcement of the Offer, a material acceleration or worsening thereof; or (vii) any decline in either the Dow Jones Industrial Average or the S&P 500 Composite Index by an amount in excess of 10% measured from the close of business on July 17, 1998; or

          (d) any change shall occur or be threatened in the business, condition (financial or otherwise), income, operations or prospects of the Company and its subsidiaries, taken as a whole, which in the sole judgment of the Company is or may be material to the Company and its subsidiaries taken as a whole; or

          (e) a tender or exchange offer with respect to some or all of the Shares (other than the Offer), or a merger or acquisition proposal for the Company, shall have been proposed, announced or made by another person or shall have been publicly disclosed, or the Company shall have learned that
     (i) any person or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) has acquired or proposes to acquire beneficial ownership of more than 5% of the outstanding Shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as disclosed in a Schedule 13D or 13G (or an amendment thereto) on file with the Commission on July 17, 1998) or (ii) any such person or group that on or prior to July 17, 1998, had filed such a Schedule with the Commission thereafter shall have acquired or shall propose, to acquire whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise, beneficial ownership of additional Shares representing 2% or more of the outstanding Shares; or

          (f) any person or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire the Company or any of its Shares.

     The foregoing conditions are for the Company's sole benefit and may be asserted by the Company regardless of the circumstances giving rise to any such condition (including any action or inaction by the Company) or may be waived by the Company in whole or in part. The Company's failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time. In certain circumstances, if the Company waives any of the foregoing conditions, it may be required to extend the Expiration Date of the Offer. Any determination by the Company concerning the events described above and any related judgment or decision by the Company regarding the inadvisability of proceeding with the purchase of or payment for any Shares tendered will be final and binding on all parties.

8. PRICE RANGE OF SHARES; DIVIDENDS.

     The Shares are listed and traded on the NYSE under the symbol "IAD." The high and low closing sales prices per Share on the NYSE Composite Tape as compiled from published financial sources and the dividends per Share for the periods indicated are listed below:

                                                                HIGH                     LOW               DIVIDENDS
                                                                ----                     ---               ---------
1996
  First Quarter........................................    $29                     $23   7/8                 $0.05
  Second Quarter.......................................     27                      19   1/8                  0.05
  Third Quarter........................................     19   7/8                16   3/4                  0.05
  Fourth Quarter.......................................     20   1/4                16                        0.05
1997
  First Quarter........................................    $21                     $18   1/8                 $0.05
  Second Quarter.......................................     27   1/2                18   1/8                  0.05
  Third Quarter........................................     27   3/8                20                        0.05
  Fourth Quarter.......................................     22   1/16               15   7/8                  0.05
1998
  First Quarter........................................    $29   1/2               $17   1/16                $0.05
  Second Quarter.......................................     30   1/2                26                        0.05
  Third Quarter (through July 17, 1998)................     28   3/4                27   1/8                  0.05

     On March 16, 1998, the last full trading day on the NYSE prior to the announcement of the ISC/Ispat Transaction, the closing per Share sales price as reported on the NYSE Composite Tape was $23.375. On July 17, 1998, the last full trading day before the announcement of the Offer, the closing per Share sales price as reported on NYSE Composite Tape was $28.75. The Company urges stockholders to obtain current quotations of the market price of the Shares.

     The Company has declared a regular quarterly dividend of $0.05 per Share, payable on August 1, 1998, to stockholders of record at the close of business on July 10, 1998. Stockholders of record at the close of business on July 10, 1998 who tender their Shares pursuant to the Offer will receive the dividend.

     On November 25, 1997, the Board of Directors adopted a Rights Agreement (the "Rights Agreement"), pursuant to which the Rights were distributed to stockholders of record at the close of business on December 17, 1997, on the basis of one Right for each Share held. In general, the Rights become exercisable or transferable only at the earliest of the close of business on the tenth day after (i) public announcement that an individual, firm, corporation, partnership or other entity (each, a "Person") has become the beneficial owner of 20% or more of the Shares then outstanding, (ii) the date that a tender offer or exchange offer by a Person other than the Company is published, sent or given, if such offer would result in such Person's becoming the beneficial owner of 20% or more of the Shares then outstanding, or (iii) the Board of Directors determined that any Person who owns at least 10% of the Shares is engaged in arbitrage or certain other adverse activities. Once exercisable, each Right entitles its holder to purchase from the Company one one-hundredth of a share of Series D Junior Participating Preferred Stock, par value $1.00 per share, at a purchase price of $80 per Right, subject to adjustment. In the event (A) any Person shall have acquired 20% or more of the Shares (subject to certain exceptions), or (B) the Board of Directors determines that any Person who owns at least 10% of the Shares is engaged in arbitrage or certain other adverse activities, each holder of a Right would be entitled to receive, upon exercise,
(i) shares of common stock of the Company having a market value equal to two times the exercise price of the Right or (ii) in the event of a merger or other extraordinary corporate transaction in which shares of the acquiring Person are issued, shares of common stock of the acquiring Person having a market value equal to two times the exercise price of the Right. The Rights expire on December 17, 2007, and, subject to certain conditions, may be redeemed by the Board of Directors at any time prior thereto at a price of $0.01 per Right. The Rights are not currently exercisable and trade together with the Shares associated therewith. Absent circumstances causing the Rights to become exercisable or separately tradeable prior to the Expiration Date, the tender of any Shares pursuant to the Offer will include the tender of the associated Rights. No separate consideration will be paid for such Rights. Upon the purchase of Shares by the Company pursuant to the Offer, the sellers of the Shares so purchased will no longer own the Rights associated with such Shares.

     The foregoing description of the Rights is qualified in its entirety by reference to the Rights Agreement, a copy of which has been included as an exhibit to the Company's Registration Statement on Form 8-A filed with the Commission on November 28, 1997, as amended on April 27, 1998. Such Form 8-A, as amended, and the exhibit thereto may be obtained from the Commission in the manner provided in Section 12.

9. BACKGROUND AND PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER.

     On July 16, 1998, Inland Steel Company, a wholly owned subsidiary of the Company that constituted the steel manufacturing and related operations segment of the Company's consolidated operations, merged with Inland Merger Sub, Inc., a subsidiary of Ispat, pursuant to the Merger Agreement among the Company, Inland Steel Company, Ispat and Inland Merger Sub, Inc. Inland Steel Company was the surviving company in the merger and became an indirect wholly owned subsidiary of Ispat. Pursuant to the merger, the Company received approximately $1.1 billion in cash in exchange for the outstanding common stock and preferred stock of Inland Steel Company and in connection with the repayment of intercompany debt of Inland Steel Company held by the Company. The Company's primary business is currently metals distribution and processing, conducted through its majority-owned subsidiary, Ryerson Tull.

     Pursuant to the Merger Agreement, the Company has agreed to indemnify Ispat for losses exceeding certain minimum amounts arising out of breaches of representations and warranties contained in the Merger Agreement and for expenditures relating to certain environmental liabilities subject in certain cases to losses exceeding certain minimum amounts, up to a maximum of $90 million in the aggregate, and for breaches of contracts and agreements contained in the Merger Agreement, which obligation is not subject to a maximum amount. In general, Ispat must make indemnification claims with respect to breaches of representations and warranties prior to March 31, 2000; however, claims relating to breaches of representations and warranties related to tax matters and certain organizational matters must be made within 90 days after the expiration of the applicable statute of limitations and claims with respect to breaches of representations and warranties related to environmental matters must be made prior to July 16, 2003. The Company has purchased environmental insurance payable directly to Ispat and Inland Steel Company, which insurance is expected to cover many of the environmental matters for which the Company has indemnified Ispat.

     As part of the ISC/Ispat Transaction, the Inland Steel Industries Pension Plan (the "ISC Pension Plan"), in which employees of both Inland Steel Company and the Company participated, was transferred to Inland Steel Company. The Company's remaining employees that participated in the ISC Pension Plan became participants in Ryerson Tull's pension plan. The ISC Pension Plan has unfunded benefit liabilities on a termination basis, as determined by the Pension Benefit Guaranty Corporation (the "PBGC"), an agency of the United States government. As a condition to consummating the ISC/Ispat Transaction, Ispat, Inland Steel Company, Ryerson Tull and the Company entered into an agreement with the PBGC to provide certain financial commitments to reduce the underfunding of the ISC Pension Plan and to secure ISC Pension Plan unfunded benefit liabilities on a termination basis. These requirements include a Ryerson Tull guaranty of $50 million, for five years, of the obligations of Ispat and Inland Steel Company to the PBGC in the event of a distress or involuntary termination of the ISC Pension Plan. The guaranty is included in the $90 million limit on the Company's indemnification obligations.

     The Merger Agreement prohibits the Company and its material subsidiaries from entering into or permitting the sale of all or substantially all the assets of the Company or any of its material subsidiaries, any acquisition of a majority of the capital stock of the Company or any of its material subsidiaries by any person, or any merger, consolidation, reorganization, spin-off, split-up, recapitalization or similar transaction involving the Company or any of its material subsidiaries, or paying or declaring any extraordinary dividend (other than the distribution by the Company of the proceeds of the ISC/Ispat Transaction) without the written consent of Ispat, except where, subject to certain conditions, the net worth of the Company or any successor to the Company after any such transaction would be equal to or greater than the net worth of the Company prior to such transaction. The Company has committed to use its reasonable efforts to ensure that any counterparty to any transaction referred to in the preceding sentence expressly assumes the Company's indemnification obligations under the Merger Agreement.

     The Company has agreed that for a period of five years following the consummation of the ISC/ Ispat Transaction it will not engage in the manufacture, processing, sale, marketing or distribution of steel products or any other business conducted by Inland Steel Company as of the date of the Merger Agreement anywhere in the world that competes in any material respect with the business conducted by Inland Steel Company as of the date of the Merger Agreement. The Merger Agreement does not, however, restrict the Company's ability to own or conduct its other existing businesses, including the steel service, distribution and material processing businesses conducted by Ryerson Tull, or from expanding such businesses, so long as no such expansion includes, directly or through the ownership of an equity interest in any person, any business engaged in steel manufacturing or steel manufacturing assets, except that the Company may acquire an interest in any business (the "Acquired Business") some or all of the operations of which would otherwise violate the foregoing provisions (the "Competing Operations"), so long as the annual revenues attributed to the Competing Operations do not exceed 20% of the annual revenues of the Acquired Business or, if they do, the acquiring entity divests itself of the Competing Operations as soon as practicable, but no later than 12 months after such acquisition. The Company is required by the terms of the Merger Agreement to remove the word "Inland" from its name by November 16, 1998, and to discontinue use of the red diamond logo by January 16, 1999.

     Inland Steel Company and Nippon Steel Corporation ("NSC") are partners in I/N Tek, a cold-rolling mill. The I/N Tek joint venture is owned 60% by Inland Steel Company and 40% by NSC. I/N Tek has approximately $288 million in debt outstanding to three Japanese trading companies (the "I/N Tek Lenders"), the liability for which is borne by the I/N Tek partnership and guaranteed by the Company and NSC in proportion to their indirect ownership of I/N Tek. As a result of the ISC/Ispat Transaction, certain amendments were required to the lending agreements, including the substitution of Ispat for the Company as a guarantor of I/N Tek debt. The I/N Tek Lenders and the joint venture executed the appropriate amendments, but the effectiveness of such amendments is subject to the I/N Tek Lenders' subsequent receipt of appropriate internal approvals within 60 days in accordance with their customary procedures. In the event those approvals are not obtained, the I/N Tek Lenders would be entitled to accelerate repayment of the debt. Ispat and the Company have agreed that they will share equally the obligation to repay the outstanding I/N Tek debt and any costs and expenses that may arise in the event of an acceleration, including making interim loans to I/N Tek and pursuing a refinancing.

     In early July 1998, Inland Steel Company's No. 7 Blast Furnace experienced an outage caused by, among other factors, a lightning strike and resulting power outage. Inland Steel Company has business interruption insurance that is expected to mitigate the loss to Inland Steel Company as a result of the outage. In the event coverage is denied for such outage, the Company has agreed to indemnify Inland Steel Company for any substantiated business interruption loss of Inland Steel Company incurred after the closing of the ISC/Ispat Transaction resulting from the No. 7 outage. Such indemnification is not subject to the $90 million maximum described above; however, the Company believes that the likelihood of a significant payment pursuant to the No. 7 outage is minimal.

     The Company has used $56.3 million of the proceeds of the ISC/Ispat Transaction to redeem 1,145,394 shares of its Series E Preferred Stock held by LaSalle, as ESOP Trustee, at a price per share of $48.946 plus accrued and unpaid dividends (these shares were held for the benefit of employees remaining with Inland Steel Company following the completion of the ISC/Ispat Transaction), and intends to use up to $867 million of the proceeds from the ISC/Ispat Transaction to pay for Shares tendered in the Offer. Following the Offer, the Company is considering using up to $130 million to redeem the remaining outstanding shares of Series E Preferred Stock and retire the related ESOP loan and approximately $115 million to prepay a subordinated voting note held by NSC.

     The Company is currently considering combining the Company and Ryerson Tull through a merger of Ryerson Tull into the Company or a wholly owned subsidiary of the Company. It is expected that any such transaction will be negotiated with the independent directors of Ryerson Tull or a committee of such directors. A merger of Ryerson Tull into the Company or into a subsidiary of the Company would require the approval of the holders of a majority of Ryerson Tull's outstanding common stock and, in the case of a merger into the Company, may require the approval of the holders of a majority of the Company's voting stock. The Company owns approximately 87% of the outstanding common stock and approximately 96% of the voting power of Ryerson Tull. Since the voting power of the Company's Ryerson Tull shares exceeds the majority vote required to approve a merger of Ryerson Tull into the Company or a subsidiary of the Company, approval of such a merger by Ryerson Tull's stockholders would be assured. If Ryerson Tull is merged into the Company or a subsidiary of the Company, Ryerson Tull's stockholders would become stockholders of the Company. It is expected that the directors of the Company who are not also directors of Ryerson Tull will resign and the other members of the board of directors of Ryerson Tull will become directors of the Company following the merger. The Board of Directors has not yet determined the form or terms of any merger between the Company and Ryerson Tull, and there can be no assurance that a combination of the two companies will be achieved.

     It is expected that Robert J. Darnall, the Company's Chairman, President and Chief Executive Officer and Chairman of Ryerson Tull, will continue in these positions through the contemplated combination of the Company and Ryerson Tull described above. It is also expected that Mr. Darnall will assume responsibility for Ispat's North American steel operations following the contemplated combination.

     The RT Pension Plan is fully funded as measured under generally accepted accounting principles. The RT Pension Plan has unfunded benefit liabilities, however, as determined on a plan termination basis which, using the actuarial assumptions of the PBGC, could be as much as $170 million. The PBGC believes that the Company and Ryerson Tull should provide additional security for the unfunded benefit liabilities of the RT Pension Plan, and the PBGC has asked the Company and Ryerson Tull to enter into an agreement with the PBGC that would last at least five years, under which the PBGC would forebear from instituting proceedings for involuntary termination of the RT Pension Plan. While the Company and Ryerson Tull believe, based on Ryerson Tull's retirement age experience, that the PBGC's actuarial assumptions substantially overstate the amount of unfunded benefit liabilities and that additional security does not need to be provided for the unfunded benefit liabilities, the Company and Ryerson Tull are negotiating with the PBGC to resolve these issues.

     The Company is making the Offer to distribute to those stockholders of the Company desiring liquidity a substantial portion of the net proceeds from the ISC/Ispat Transaction and to afford such stockholders an opportunity to sell all or a portion of their Shares without the usual transaction costs associated with open market sales.

     The Offer provides stockholders who are considering a sale of all or a portion of their Shares the opportunity to determine the price or prices (not greater than $34.00 nor less than $30.00 per Share) at which they are willing to sell their Shares and, if any of such Shares are purchased pursuant to the Offer, to sell those Shares for cash to the Company without the usual costs associated with a market sale. The Offer gives stockholders an opportunity to sell their Shares at a price greater than the prevailing market prices of the Shares immediately prior to the announcement of the Offer. The Offer would also allow Odd Lot Owners whose Shares are purchased pursuant to the Offer to avoid both the payment of brokerage commissions and any applicable odd lot discounts payable on sales of odd lots on a securities exchange. To the extent the purchase of Shares in the Offer results in a reduction in the number of stockholders of record, the costs to the Company for services to stockholders should be reduced. Stockholders who determine not to accept the Offer will increase their proportionate interest in the Company's equity, and therefore in the Company's future earnings and assets, subject to the Company's right to issue additional Shares and other equity securities in the future.

     THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE OFFER. HOWEVER, STOCKHOLDERS MUST MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH SHARES SHOULD BE TENDERED. NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES. SEE SECTION 10 FOR INFORMATION REGARDING THE INTENTIONS OF THE COMPANY'S DIRECTORS AND EXECUTIVE OFFICERS WITH RESPECT TO TENDERING SHARES PURSUANT TO THE OFFER.

     Shares that the Company acquires pursuant to the Offer will become authorized and issued, but not outstanding, Shares and will be available for sale by the Company without further stockholder action (except as may be required by applicable law or the rules of the securities exchanges on which the Shares are listed) for purposes including, but not limited to, the acquisition of other businesses, raising of additional capital for use in the Company's businesses, and satisfaction of obligations under existing or future employee benefit plans. If Ryerson Tull is merged into the Company or a subsidiary of the Company, in order to consummate the merger, the Company may elect to distribute to the stockholders of Ryerson Tull other than the Company a portion of the Shares repurchased pursuant to the Offer. Except as mentioned in the previous sentence, the Company has no plans or commitments to sell, distribute or repurchase Shares.

     Except as disclosed in this Offer to Purchase, the Company currently has no plans or proposals that relate to or would result in (a) the acquisition by any person of additional securities of the Company or the disposition of securities of the Company; (b) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any or all of its subsidiaries; (c) a sale or transfer of a material amount of assets of the Company or any of its subsidiaries; (d) any change in the present Board of Directors or management of the Company; (e) any material change in the present dividend rate or policy, or indebtedness or capitalization of the Company; (f) any other material change in the Company's corporate structure or business; (g) any change in the Company's Certificate of Incorporation or By-Laws or any actions which may impede the acquisition of control of the Company by any person; (h) a class of equity security of the Company being delisted from a national securities exchange; (i) a class of equity security of the Company becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act; or (j) the suspension of the Company's obligation to file reports pursuant to Section 15(d) of the Exchange Act.

10. INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE SHARES.

     As of July 17, 1998, there were 49,226,317 Shares outstanding, 90,801 Shares issuable upon conversion of the Company's Series A Preferred Stock, 1,819,634 Shares issuable upon conversion of the Company's Series E Preferred Stock and 2,595,991 Shares issuable upon the exercise of all outstanding Options. As of July 17, 1998, directors and executive officers of the Company and Ryerson Tull as a group (26 persons) beneficially owned 872,822 Shares, which constituted approximately 1.6% of the outstanding Shares (including Shares issuable upon conversion of the

Series A Preferred Stock, the Series E Preferred Stock and the exercise of Options held by the Company's directors and executive officers exercisable within 60 days of such date) at such time. If the Company purchases 25,500,000 Shares pursuant to the Offer (approximately 51.8% of the outstanding Shares as of July 17, 1998, approximately 47.5% assuming the conversion of all outstanding shares of Series A Preferred Stock and Series E Preferred Stock and the exercise of all outstanding Options) and no director or executive officer tenders Shares pursuant to the Offer, then after the purchase of Shares pursuant to the Offer, the Company's directors and executive officers as a group would beneficially own approximately 3.1% of the outstanding Shares (including Shares issuable upon conversion of the Series A Preferred Stock, the Series E Preferred Stock and the exercise of Options held by the Company's executive officers exercisable within 60 days of such date). The Company's directors and executive officers are permitted to tender their Shares to the Company pursuant to the Offer, which Shares will be accepted and purchased on the same terms as all Shares accepted and purchased from stockholders pursuant to the Offer. The Company has been advised that 15 directors and officers will not be tendering and that the following 11 directors and executive officers intend to tender an aggregate of 151,553 Shares or approximately 17.7% of the total Shares beneficially owned by directors and executive officers as a group in the following amounts (and approximate percentages of each individual's holdings): A. Robert Abboud, Director, 3,651 Shares (50%); Robert J. Darnall, Chairman, President, Chief Executive Officer and Director, 50,000 Shares (11%); Leo F. Mullin, Director, 900 Shares (50%); Jean-Pierre Rosso, Director, 933 Shares (50%); Joshua I. Smith, Director, 1,410 Shares (60%); Vicki L. Avril, Treasurer and Director -- Corporate Planning, 10,000 Shares (22%); Jay M. Gratz, Vice President and Chief Financial Officer, 26,100 Shares (25%); George A Ranney, Jr., Vice President and General Counsel, 15,000 Shares (26%); Charles B. Salowitz, Secretary and Associate General Counsel, 36,593 Shares (100%); Donald S. Perkins, Director of Ryerson Tull, 4,046 Shares (100%); and Lily L. May, Controller of Ryerson Tull, 812 Shares (100%). None of the foregoing persons has indicated at what price he or she intends to tender Shares. In addition, James M. Hemphill, Controller, and
H. William Howard, Vice President -- Information Technology, have indicated that they have not determined whether to tender Shares in the Offer, but they reserve their rights to do so. As of July 17, 1998, Nancy H. Teeters, a director of the Company, was travelling internationally. The Company attempted to contact her with respect to her intentions regarding tendering Shares, but was unable to reach her. Other than as set forth in the preceding sentences, the Company has been advised that no other Director or executive officer of the Company intends to tender Shares in the Offer.

     Based on the Company's records and information provided to the Company by its directors, executive officers, associates and subsidiaries, except as set forth on Schedule I hereto, neither the Company nor any of its associates or subsidiaries or persons controlling the Company nor, to the best of the Company's knowledge, any of the directors or executive officers of the Company, nor any associates of such directors or executive officers, has effected any transactions in the Shares during the 40 business days prior to the date hereof.

     Except as set forth in this Offer to Purchase, neither the Company nor any person controlling the Company nor, to the Company's knowledge, any of its directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer with respect to any securities of the Company (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).

11. SOURCE AND AMOUNT OF FUNDS.

     Assuming that the Company purchases 25,500,000 Shares pursuant to the Offer at the maximum specified purchase price of $34.00 per Share, the Company expects the maximum aggregate cost, including all fees and expenses applicable to the Offer, to be approximately

$870 million. The Company anticipates that all of the funds necessary to pay such amounts will be provided from the ISC/Ispat Transaction. See Section 9.

12. CERTAIN INFORMATION ABOUT THE COMPANY.

     The Company is the holder of stock representing approximately 87% of the economic interest in Ryerson Tull which is, in turn, the sole stockholder of Joseph T. Ryerson & Son, Inc. ("Ryerson") and J.M. Tull Metals Company, Inc. ("Tull"). Ryerson and Tull are leading steel service, distribution and materials processing organizations. Ryerson Tull believes that it is the largest metals service center in the United States based on sales revenue, with 1997 sales of $2.8 billion and a current U.S. market share of approximately 10%, based on Ryerson Tull's analysis of data prepared by the Steel Service Center Institute. Ryerson Tull distributes and processes metals and other materials throughout the continental United States.

     The principal executive office of the Company is located at 30 West Monroe Street, Chicago, Illinois 60603.

             SUMMARY HISTORICAL AND PRO FORMA FINANCIAL INFORMATION

     The following summary historical information as of and for each of the two fiscal years ended December 31, 1997 was derived from the audited consolidated financial statements included in the Company's Current Report on Form 8-K dated July 16, 1998 (the "Form 8-K"). The following summary historical financial information as of and for the three months ended March 31, 1997 and 1998 was derived from the unaudited consolidated condensed financial statements included in the Form 8-K, which is hereby incorporated herein by reference, and other information and data contained in the Form 8-K. More comprehensive financial information is included in such report, and the financial information that follows is qualified in its entirety by reference to such report, as such report may be amended from time to time, and all the financial statements and related notes contained therein, copies of which may be obtained as set forth below under the caption "Additional Information."

     The summary historical financial information as of and for the three months ended March 31, 1997 and 1998 is unaudited and was derived from the accounting records of the Company. In the opinion of management of the Company, the summary historical financial information as of and for the three months ended March 31, 1997 and 1998 includes all adjustments (consisting only of normal recurring adjustments, after restating for discontinued operations) necessary to present fairly the information set forth therein. Results for an interim period are not necessarily indicative of the results of operation for any future period.

             SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                       THREE MONTHS ENDED         YEARS ENDED
                                                           MARCH 31,              DECEMBER 31,
                                                      --------------------    --------------------
                                                        1998        1997        1997        1996
                                                        ----        ----        ----        ----
INCOME STATEMENT DATA:
Sales...............................................  $  740.8    $  664.2    $2,804.0    $2,407.9
Income before income taxes..........................      30.4        31.9       119.5       128.5

Income from continuing operations...................  $   16.5    $   17.5    $   64.5    $   78.1
Income from discontinued operations.................       5.3        13.7        54.8       (17.9)
Extraordinary loss on early retirement of debt......        --          --          --       (14.5)
                                                      --------    --------    --------    --------
Net income..........................................      21.8        31.2       119.3        45.7
Dividends on preferred stock........................       2.3         2.3         9.1         9.1
                                                      --------    --------    --------    --------
Net income applicable to common stock...............  $   19.5    $   28.9    $  110.2    $   36.6
                                                      ========    ========    ========    ========
Basic earnings per share:
  Income from continuing operations.................  $    .29    $    .31    $   1.13    $   1.42
  Income from discontinued operations...............       .11         .28        1.12        (.37)
  Extraordinary loss on early retirement of debt....        --          --          --        (.30)
                                                      --------    --------    --------    --------
     Net income.....................................  $    .40    $    .59    $   2.25    $    .75
                                                      ========    ========    ========    ========
Diluted earnings per share:
  Income from continuing operations.................  $    .28    $    .30    $   1.08    $   1.34
  Income from discontinued operations...............       .10         .26        1.05        (.34)
  Extraordinary loss on early retirement of debt....        --          --          --        (.28)
                                                      --------    --------    --------    --------
     Net income.....................................  $    .38    $    .56    $   2.13    $    .72
                                                      ========    ========    ========    ========
Average shares outstanding (in thousands):
  Basic.............................................    48,994      48,918      48,887      48,816
  Effect of dilutive securities.....................     3,025       3,009       3,014       3,021
                                                      --------    --------    --------    --------
  Diluted...........................................    52,019      51,927      51,901      51,837
                                                      ========    ========    ========    ========
Ratio of income from continuing operations to fixed
  charges(1)........................................      2.93        2.86        2.82        2.81

                                                          AT MARCH 31,          AT DECEMBER 31,
                                                      --------------------    --------------------
                                                        1998        1997        1997        1996
                                                        ----        ----        ----        ----
BALANCE SHEET DATA:
Working capital.....................................  $  665.5    $  698.6    $  660.2    $  691.0
Investment in Inland Steel Company..................     454.0          --          --          --
Total assets........................................   1,847.6     3,597.5     3,646.5     3,541.6
Total assets, less goodwill.........................   1,766.4     3,530.1     3,564.2     3,519.3
Total debt..........................................     454.6       794.6       767.6       792.8
Total liabilities...................................     844.3     2,695.7     2,660.8     2,671.5
Stockholders' equity................................     920.9       819.6       900.1       789.0
Common stockholders' equity per share outstanding...     17.63       15.85       17.27       15.27

---------------
(1) The ratios of income from continuing operations to fixed charges were computed by dividing earnings from continuing operations before fixed charges and income taxes by fixed charges from continuing operations. Fixed charges from continuing operations consist of interest and debt expense, the pretax equivalent of preferred dividends and one-third of rent expense, which approximates the interest factor.

         SUMMARY UNAUDITED CONSOLIDATED PRO FORMA FINANCIAL INFORMATION

     The following summary unaudited consolidated pro forma financial information gives effect to the ISC/Ispat Transaction, the purchase of the Series E Preferred Stock held for the benefit of employees remaining with Inland Steel Company following the ISC/Ispat Transaction and the purchase of the Shares pursuant to the Offer, based on certain assumptions described in the Notes to the Summary Unaudited Consolidated Pro Forma Financial Information. The income statement data eliminates the income from discontinued operations reflected in the historical income statement and gives effect to the purchase of the Series E Preferred Stock and the purchase of Shares pursuant to the Offer as if it had occurred on January 1, 1997. The balance sheet data gives effect to the ISC/Ispat Transaction, the repurchase of the Series E Preferred Stock and the Offer as if each had occurred as of the date of the balance sheet data presented. The summary unaudited consolidated pro forma financial information does not give effect to the possible redemption of the remaining outstanding shares of Series E Preferred Stock and retirement of the related ESOP loan or the anticipated prepayment of a subordinated voting note held by NSC. The summary unaudited consolidated pro forma information should be read in conjunction with the summary consolidated historical financial information and does not purport to be indicative of the results that would actually have been achieved had the purchase of the Shares pursuant to the Offer been completed on the dates indicated or that may be achieved in the future.

         SUMMARY UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                            THREE MONTHS ENDED                 YEAR ENDED
                                              MARCH 31, 1998               DECEMBER 31, 1997
                                        --------------------------   ------------------------------
                                                  PRO FORMA(1)(2)                 PRO FORMA(1)(2)
                                                 -----------------              -------------------
                                                      ASSUMED                    ASSUMED PURCHASE
                                                  PURCHASE PRICE                       PRICE
                                                 -----------------              -------------------
                                                 $30 PER   $34 PER              $30 PER    $34 PER
                                        ACTUAL    SHARE     SHARE     ACTUAL     SHARE      SHARE
                                        ------   -------   -------    ------    -------    -------
INCOME STATEMENT DATA:
Sales................................   $740.8   $740.8    $740.8    $2,804.0.. $2,804.0   $2,804.0
Income before income taxes...........     30.4     30.4      30.4       119.5      119.5      119.5

Income from continuing operations....   $ 16.5   $ 16.5    $ 16.5    $   64.5   $   64.5   $   64.5
Income from discontinued
  operations(3)......................      5.3       --        --        54.8         --         --
                                        ------   ------    ------    --------   --------   --------
Net income...........................     21.8     16.5      16.5       119.3       64.5       64.5
Dividends on preferred stock.........      2.3      1.6       1.6         9.1        6.5        6.5
                                        ------   ------    ------    --------   --------   --------
Net income applicable to common
  stock..............................   $ 19.5   $ 14.9    $ 14.9    $  110.2   $   58.0   $   58.0
                                        ======   ======    ======    ========   ========   ========
Basic earnings per share:
  Income from continuing
     operations......................   $  .29   $  .63    $  .63    $   1.13   $   2.48   $   2.48
  Income from discontinued
     operations......................      .11       --        --        1.12         --         --
                                        ------   ------    ------    --------   --------   --------
     Net income......................   $  .40   $  .63    $  .63    $   2.25   $   2.48   $   2.48
                                        ======   ======    ======    ========   ========   ========
Diluted earnings per share(4):
  Income from continuing
     operations......................   $  .28   $  .59    $  .59    $   1.08   $   2.31   $   2.31
  Income from discontinued
     operations......................      .10       --        --        1.05         --         --
                                        ------   ------    ------    --------   --------   --------
     Net income......................   $  .38   $  .59    $  .59    $   2.13   $   2.31   $   2.31
                                        ======   ======    ======    ========   ========   ========
Average shares outstanding (in
  thousands):
  Basic..............................   48,994   23,494    23,494      48,887     23,387     23,387
  Effect of dilutive securities(4)...    3,025    1,880     1,880       3,014      1,869      1,869
                                        ------   ------    ------    --------   --------   --------
  Diluted............................   52,019   25,374    25,374      51,901     25,256     25,256
                                        ======   ======    ======    ========   ========   ========
Ratio of income from continuing
  operations to fixed charges(5).....     2.93     3.15      3.15        2.82       3.02       3.02

                                         AT MARCH 31, 1998               AT DECEMBER 31, 1997
                                   ------------------------------   ------------------------------
                                                PRO FORMA(1)(2)                  PRO FORMA(1)(2)
                                              -------------------              -------------------
                                               ASSUMED PURCHASE                 ASSUMED PURCHASE
                                                     PRICE                            PRICE
                                              -------------------              -------------------
                                              $30 PER    $34 PER               $30 PER    $34 PER
                                    ACTUAL     SHARE      SHARE      ACTUAL     SHARE      SHARE
                                    ------    -------    -------     ------    -------    -------
BALANCE SHEET DATA:
Working capital.................   $  665.5   $  793.7   $  691.7   $  660.2   $  781.6   $  679.6
Investment in Inland Steel
  Company(3)....................      454.0         --         --         --         --         --
Total assets....................    1,847.6    1,529.6    1,427.6    3,646.5    1,516.8    1,414.8
Total assets, less goodwill.....    1,766.4    1,448.4    1,346.4    3,564.2    1,434.5    1,332.5
Total debt......................      454.6      454.6      454.6      767.6      459.8      459.8
Total liabilities...............      844.3      847.2      847.2    2,660.8      851.8      851.8
Stockholders' equity(6).........      920.9      600.0      498.0      900.1      579.3      477.3
Common stockholders' equity per
  share outstanding.............      17.63      25.51      21.15      17.27      24.73      20.39

     NOTES TO SUMMARY UNAUDITED CONSOLIDATED PRO FORMA FINANCIAL STATEMENTS

     The following assumptions were used in determining the pro forma financial information:

     (1) The information assumes that a portion of the cash proceeds from the ISC/Ispat Transaction, which closed on July 16, 1998, was used to purchase Shares pursuant to the Offer.

     (2) The information assumes 25,500,000 Shares are purchased at $30 per Share and at $34 per Share from a portion of the proceeds received from the ISC/Ispat Transaction, which was assumed to have occurred at the beginning of the periods presented. There can be no assurance that the Company will purchase 25,500,000 Shares in the Offer or the price at which such Shares will be purchased. The information also assumes that the redemption of the 1,145,394 shares of Series E Preferred Stock at $49.12 per share had occurred at the beginning of each such period.

     (3) Income from discontinued operations and the assets of Inland Steel Company have been eliminated from the pro forma presentation as if the ISC/Ispat Transaction had occurred as of the beginning of each period.

     (4) The effect of diluted securities in the pro forma presentation does not reflect any change in conversion ratios required as a result of the Offer.

     (5) The ratios of income from continuing operations to fixed charges were computed by dividing earnings from continuing operations before fixed charges and income taxes by fixed charges from continuing operations. Fixed charges from continuing operations consist of interest and debt expense, the pretax equivalent of preferred dividends and one-third of rent expense, which approximates the interest factor.

     (6) Expenses directly related to the Offer were assumed to be $3.0 million and were charged against additional contributed capital.

                          RECENT FINANCIAL INFORMATION

     On July 20, 1998, the Company announced its results for the second quarter of 1998. The Company reported net income of $28.4 million for the second quarter of 1998, consisting of $15.5 million from continuing operations and $12.9 million from discontinued operations. In the year-earlier quarter, the Company reported net income of $40.1 million, $19.1 million from continuing operations and $21.0 million from discontinued operations. For the first six months of this year, the Company's net income totaled $50.2 million, consisting of $32.0 million from continuing operations and $18.2 million from discontinued operations. For the first half of 1997, net income totaled $71.3 million, $36.6 million from continuing operations and $34.7 million from discontinued operations. Basic earnings per share totaled 53 cents for the second quarter and 93 cents for the first half of 1998, compared with 77 cents for the second quarter and $1.36 for the first half of 1997. Diluted earnings per share totaled 51 cents for the second quarter and 88 cents for the first half of 1998, compared with 73 cents for the second quarter and $1.29 for the first half of 1997.

                             ADDITIONAL INFORMATION

     The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is obligated to file reports and other information with the Commission relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's directors and officers, their remuneration, options granted to them, the principal holders of the Company's securities and any material interests of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the Commission. The Company has also filed an Issuer Tender Offer Statement on
Schedule 13E-4 (the "Schedule 13E-4") with the Commission, which includes additional information with respect to the Offer. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549; and at its regional offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, New York, New York 10048. Copies of such material may also be obtained by mail, upon payment of the Commission's customary charges, from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a Web site on the World Wide Web at http://www.sec.gov that contains reports, proxy statements and other information regarding registrants that file electronically with the Commission. Such reports, proxy statements and other information concerning the Company also can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005. The Company's Schedule 13E-4 may not be available at the Commission's regional offices.

13. EFFECTS OF THE OFFER ON THE MARKET FOR SHARES; REGISTRATION UNDER THE EXCHANGE ACT.

     The Company's purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and is likely to reduce the number of stockholders. Nonetheless, the Company believes that there will still be a sufficient number of Shares outstanding and publicly traded following the Offer to ensure a continued trading market in the Shares. Based on the published guidelines of the NYSE, the Company does not believe that its purchase of Shares pursuant to the Offer will cause its remaining Shares to be delisted from any such exchange.

     The Shares are currently "margin securities" under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. The Company believes that, following the purchase of Shares pursuant to the Offer, the Shares will continue to be "margin securities" for purposes of the Federal Reserve Board's margin regulations.

     The Shares are registered under the Exchange Act, which requires, among other things, that the Company furnish certain information to its stockholders and to the Commission and comply with the Commission's proxy rules in connection with meetings of the Company's stockholders. The Company believes that its purchase of Shares pursuant to the Offer will not result in the Shares becoming eligible for deregistration under the Exchange Act.

14. CERTAIN LEGAL MATTERS; REGULATORY APPROVALS.

     The Company is not aware of any license or regulatory permit material to its business that might be adversely affected by its acquisition of Shares as contemplated in the Offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for the Company's acquisition or ownership of Shares as contemplated by the Offer. Should any such approval or other action be required, the Company currently contemplates that it will seek such approval or other action. The Company cannot predict whether it may determine that it is required to delay the acceptance for payment of, or payment for, Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions, or that the failure to obtain any such approval or other action might not result in adverse consequences to the Company's business. The Company's obligations under the Offer to accept for payment and pay for Shares are subject to certain conditions. See Section 7.

15. CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES.

     The following summary describes certain U.S. federal income tax consequences to holders of Shares relevant to the Offer. Holders of Shares who also own other equity interests such as Series A Preferred Stock, including interests constructively owned pursuant to the rules discussed below, are urged to consult their own tax advisors as to the tax consequences of the Offer. The discussion contained in this summary is based upon the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"), existing and proposed Treasury regulations promulgated thereunder, rulings, administrative pronouncements and judicial decisions, changes to which could materially affect the tax consequences described herein and could be made on a retroactive basis.

     This summary discusses only Shares held as capital assets, within the meaning of Section 1221 of the Code. This summary does not address all of the tax consequences that may be relevant to particular stockholders in light of their personal circumstances, or to certain types of stockholders (such as certain financial institutions, dealers in securities or commodities, securities traders that elect to mark to market, foreign persons, insurance companies, tax-exempt organizations or persons who hold Shares as a position in a "straddle" or as a part of a "hedging" or "conversion" transaction for U.S. federal income tax purposes). Additional or alternative tax consequences may apply with respect to Shares acquired as compensation (including Shares acquired upon the exercise of options or which were or are subject to forfeiture restrictions). In particular, the discussion of the consequences of an exchange of Shares for cash pursuant to the Offer applies only to a United States Holder. For purposes of this summary, a "United States Holder" is a holder of Shares that is (a) a citizen or resident of the United States, (b) a corporation, partnership or other entity created or organized in or under the laws of the United States, any state or any political subdivision thereof, (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (d) a trust whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust. The summary also does not address the state, local or foreign tax consequences of participating in the Offer. EACH STOCKHOLDER SHOULD CONSULT SUCH STOCKHOLDER'S TAX ADVISOR AS TO THE PARTICULAR CONSEQUENCES OF PARTICIPATION IN THE OFFER.

     United States Holders Who Receive Cash Pursuant to the Offer. An exchange of Shares for cash pursuant to the Offer by a United States Holder will be a taxable transaction for U.S. federal income tax purposes. As a consequence of the exchange, a United States Holder will, depending on such holder's particular circumstances, be treated either as having sold such holder's Shares or as having received a dividend distribution from the Company, with the tax consequences described below.

     Under Section 302 of the Code, a United States Holder whose Shares are exchanged for cash pursuant to the Offer will be treated as having sold such holder's Shares, rather than as having received a dividend, if the exchange (a) results in a "complete termination" of such holder's equity interest in the Company, (b) is "substantially disproportionate" with respect to such holder or
(c) is "not essentially equivalent to a dividend" with respect to the holder, each as discussed below. In applying these constructive ownership rules, in addition to Shares actually owned by a United States Holder, such holder will be deemed to constructively own Shares actually or constructively owned by certain related entities and individuals. For purposes of these constructive ownership rules, a holder of Options to acquire Shares is deemed to constructively own those Shares even if the Option is not exercised.

     If a United States Holder sells Shares to persons other than the Company at or about the time such holder also sells Shares to the Company pursuant to the Offer, and the various sales effected by the holder are part of an overall plan to reduce or terminate such holder's proportionate interest in the Company, then the sales to persons other than the Company may, for U.S. federal income tax purposes, be integrated with the holder's sale of Shares pursuant to the Offer and, if integrated, should be taken into account in determining whether the holder satisfies any of the three tests described below.

     A United States Holder will satisfy the "complete termination" test if all Shares actually or constructively owned by such holder are exchanged for cash pursuant to the Offer.

     A United States Holder will satisfy the "substantially disproportionate" test if a holder's percentage interest in the Company (i.e., the number of Shares actually and constructively owned by such holder divided by the number of Shares outstanding) after the exchange is less than 80% of such holder's percentage interest in the Company prior to the exchange.

     A United States Holder will satisfy the "not essentially equivalent to a dividend" test if the reduction in such holder's percentage interest in the Company, as described above, constitutes a "meaningful reduction" given such holder's particular facts and circumstances. The IRS has indicated in published rulings that any reduction in the percentage interest of a stockholder whose relative stock interest in a publicly held corporation is minimal (an interest of less than 1% should satisfy this requirement) and who exercises no control over corporate affairs should constitute such a "meaningful reduction."

     The Company cannot predict whether or to what extent the Offer will be oversubscribed. If the Offer is oversubscribed, proration of tenders pursuant to the Offer will cause the Company to accept fewer Shares than are tendered. Therefore, a holder can be given no assurance that a sufficient number of such holder's Shares will be exchanged pursuant to the Offer to ensure that such exchange will be treated as a sale, rather than as a dividend, for U.S. federal income tax purposes pursuant to the rules discussed above. A holder may wish to condition the tender on a minimum number of Shares being redeemed as described in Section 6 above, so that none of such holder's Shares are redeemed unless the Company accepts a sufficient number of his Shares so that he satisfies one or more of the tests described above. While such a conditional tender may ensure that a redemption of a holder's Shares would be treated as an exchange for federal income tax purposes, a conditional tender may result in no Shares being accepted by the Company. In determining the minimum number of Shares to be accepted for purchase in a conditional tender, a holder should take into account Shares constructively owned by the holder pursuant to the rules discussed above. SHAREHOLDERS CONSIDERING A CONDITIONAL TENDER ARE URGED TO CONSULT WITH THEIR TAX ADVISORS REGARDING THE RELATIVE ADVANTAGES AND DISADVANTAGES OF SUCH A TENDER.

     If a United States Holder is treated as having sold such holder's Shares under the tests described above, such holder will recognize gain or loss equal to the difference between the amount of cash received and such holder's tax basis in the Shares exchanged therefor. Any capital gain or loss so recognized generally will be long-term capital gain or loss if the holding period for the holder's Shares surrendered exceeds one year. In the case of a United States Holder that is an individual, such capital gain or loss will be taxed at a maximum rate of 28%, if such holder's holding period is more than one year but not more than 18 months, and at a maximum rate of 20% if such holder's holding period is more than 18 months. Congress recently passed the "Internal Revenue Service Restructuring and Reform Act of 1998." If, as expected, this Act is signed into law by the President, the 20% rate will apply to Shares held for more than one year. A United States Holder's ability to deduct capital losses from ordinary income is limited.

     If a United States Holder who exchanges Shares pursuant to the Offer is not treated under Section 302 as having sold such holder's Shares for cash, the entire amount of cash received by such holder will be treated as a dividend to the extent of the Company's current and accumulated earnings and profits, which the Company anticipates will be sufficient to cover the amount of any such dividend and will be includible in the holder's gross income as ordinary income in its entirety, without reduction for the tax basis of the Shares exchanged. No loss will be recognized. As to an exchange which is treated as a dividend, a United States Holder's tax basis in the Shares exchanged generally will be added to such holder's tax basis in such holder's remaining Shares. To the extent that cash received in exchange for Shares is treated as a dividend to a corporate United States Holder, such holder will be (i) eligible for a dividends-received deduction (subject to applicable limitations) and (ii) subject to the "extraordinary dividend" provisions of the Code. To the extent, if any, that the cash received by a United States Holder exceeds the Company's current and accumulated earnings and profits, it will be treated first as a tax-free return of such holder's tax basis in the Shares and thereafter as capital gain.

     Stockholders Who Do Not Receive Cash Pursuant to the Offer. Stockholders whose Shares are not exchanged pursuant to the Offer will not incur any tax liability as a result of the consummation of the Offer.

     Backup Federal Income Tax Withholding. Under the U.S. federal income tax backup withholding rules, unless an exemption applies under the applicable law and regulations, 31% of the gross proceeds payable to a stockholder or other payee pursuant to the Offer must be withheld by the Depositary and remitted to the United States Treasury, unless the stockholder or other payee provides such person's taxpayer identification number (employer identification number or social security number) to the Depositary and certifies under penalties of perjury that such number is correct. Therefore, each tendering stockholder should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding, unless such stockholder otherwise establishes to the satisfaction of the Depositary that the stockholder is not subject to backup withholding. Certain stockholders (including, among others, all corporations and certain foreign individuals) are not subject to these backup withholding and reporting requirements. In order for a foreign individual to qualify as an exempt recipient, such an individual must submit a completed IRS Form W-8 which is signed by the individual under penalties of perjury, attesting to that individual's exempt status. Such statements can be obtained from the Depositary. See Instructions 11 and 12 of the Letter of Transmittal. Backup withholding is not an additional tax; any amounts so withheld may be credited against the U.S. federal income tax liability of the beneficial holder subject to the withholding.

     Participants in the Thrift and Savings Plans and the holders of Options may have additional tax considerations. See the applicable Direction Form(s) and related materials sent under separate cover to such participants.

     THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. EACH STOCKHOLDER IS URGED TO CONSULT SUCH STOCKHOLDER'S OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO SUCH STOCKHOLDER OF THE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.

16. EXTENSION OF THE OFFER; TERMINATION; AMENDMENTS.

     The Company expressly reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 shall have occurred or shall be deemed by the Company to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any Shares by giving oral or written notice of such extension to the Depositary and making a public announcement thereof. The Company also expressly reserves the right, in its sole discretion, to terminate the Offer and not accept for payment or pay for any Shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for Shares upon the occurrence of any of the conditions specified in Section 7 hereof by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement thereof. Additionally, in certain circumstances, if the Company waives any of the conditions of the Offer set forth in Section 7, it may be required to extend the Expiration Date of the Offer. The Company's reservation of the right to delay payment for Shares that it has accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that the Company must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of a tender offer. Subject to compliance with applicable law, the Company further reserves the right, in its sole discretion, and regardless of whether any of the events set forth in
Section 7 shall have occurred or shall be deemed by the Company to have occurred, to amend the Offer in any respect (including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of Shares or by decreasing or increasing the number of Shares being sought in the Offer). Amendments to the Offer may be made at any time and from time to time by public announcement thereof, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of such change. Without limiting the manner in which the Company may choose to make any public announcement, except as provided by applicable law (including Rule 13e-4(e)(2) promulgated under the Exchange
Act), the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

     If the Company makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Company will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(2) promulgated under the Exchange Act, which require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in price, a change in the Dealer Managers' fee or a change in percentage of securities sought) will depend upon the facts and circumstances, including the relative materiality of such terms or information. If (i) the Company increases or decreases the price to be paid for Shares, the Company increases or decreases the Dealer Managers' fee, the Company increases the number of Shares being sought and such increase in the number of Shares being sought exceeds 2% of the outstanding Shares, or the Company decreases the number of Shares being sought, and (ii) the Offer is scheduled to expire at any time earlier than the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given, the Offer will be extended until the expiration of such ten business days.

17. FEES AND EXPENSES.

     The Company has retained Goldman, Sachs & Co. ("Goldman Sachs") to act as the Dealer Managers in connection with the Offer. Goldman Sachs will receive a fee for their services as Dealer Managers of $0.10 for each share purchased by the Company pursuant to the Offer; provided, that the fee will not be less than $50,000; and provided further that any investment banking fees paid to Goldman Sachs in connection with the ISC/Ispat Transaction will be credited against any such Dealer Managers' fee and any remaining amount of such Dealer Managers' fee paid will be credited against any additional fees that become payable to Goldman Sachs in connection with the merger of the Company and Ryerson Tull, if it occurs. The Company also has agreed to reimburse Goldman Sachs for certain expenses incurred in connection with the Offer, including out-of-pocket expenses and reasonable attorneys' fees and disbursements, and to indemnify Goldman Sachs against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws. Goldman Sachs has rendered various investment banking and other advisory services to the Company in the past, for which it has received customary compensation, and could be engaged by the Company to render similar services to the Company in the future. The Company also has retained MacKenzie Partners, Inc., as Information Agent, Harris Trust and Savings Bank, as Depositary, and Morgan Stanley Dean Witter, as Option Exercise/Tender Agent, in connection with the Offer. The Information Agent, the Depositary and the Option Exercise/Tender Agent will receive reasonable and customary compensation for their services. The Company will also reimburse the Information Agent, the Depositary and the Option Exercise/Tender Agent for out-of-pocket expenses, including reasonable attorneys' fees, and has agreed to indemnify the Information Agent and the Depositary against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws. The Dealer Managers and Information Agent may contact stockholders by mail, telephone, telex, telegraph and personal interviews, and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners. None of the Information Agent, the Depositary or the Option Exercise/Tender Agent has been retained to make solicitations or recommendations in connection with the Offer.

     The Company will not pay fees or commissions to any broker, dealer, commercial bank, trust company or other person (other than the Dealer Managers) for soliciting any Shares pursuant to the Offer. The Company will, however, on request, reimburse such persons for customary handling and mailing expenses incurred in forwarding materials in respect of the Offer to the beneficial owners for which they act as nominees. No such broker, dealer, commercial bank or trust company has been authorized to act as the Company's agent for purposes of the Offer. The Company will pay (or cause to be paid) any stock transfer taxes on its purchase of Shares, except as otherwise provided in Instruction 7 of the Letter of Transmittal.

18. MISCELLANEOUS.

     The Company is not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If the Company becomes aware of any jurisdiction where the making of the Offer is not in compliance with any valid applicable law, the Company will make a good faith effort to comply with such law. If, after such good faith effort, the Company cannot comply with such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares residing in such jurisdiction. In any jurisdiction the securities or blue sky laws of which require the Offer to be made by a licensed broker or dealer, the Offer is being made on the Company's behalf by the Dealer Managers or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF THE COMPANY OR THE DEALER MANAGERS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE RELATED LETTER OF TRANSMITTAL . IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE DEALER MANAGERS.

                                              INLAND STEEL INDUSTRIES, INC.

July 20, 1998

                                   SCHEDULE I

                     CERTAIN TRANSACTIONS INVOLVING SHARES

     Based upon the Company's records and upon information provided to the Company by its directors, executive officers, associates and subsidiaries, except as described below, neither the Company nor any of its associates or subsidiaries or persons controlling the Company (of which the Company believes there are none) nor, to the best of the Company's knowledge, any of the directors or executive officers of the Company, nor any associates of such directors or executive officers, has effected any transactions in the Shares during the 40 business days prior to July 20, 1998.

     On May 22, 1998, the Company withheld from James Hemphill, Controller, 404 Shares with a fair market of $27.1875 per Share in payment of withholding taxes on the vesting of restricted Shares.

     On July 1, 1998, A. Robert Abboud, James A. Henderson, Leo F. Mullin, Jean-Pierre Rosso, Joshua I. Smith, Nancy H. Teeters and Arnold R. Weber, Directors of the Company, each received 386 Shares pursuant to the Company's 1992 Stock Plan for Non-Employee Directors which provides for the payment of a portion of each Director's fees in Shares. Arnold R. Weber has deferred receipt of such Shares until he is no longer a director of the Company. The closing price of a Share as reported on the NYSE Composite Tape on July 1, 1998, was $28.625.

     On July 16, 1998, the closing of the ISC/Ispat Transaction, the Company withheld from its executive officers Shares in the following amounts in payment of withholding taxes on the payment of performance Shares and vesting of restricted Shares: James M. Hemphill, 2,367 Shares; H. William Howard, Vice President -- Information Technology, 3,634 Shares; and George A. Ranney, Jr., Vice President and General Counsel, 5,748 Shares. The closing price of a Share as reported on the NYSE Composite Tape on July 17, 1998, was $28.75.

     As of July 16, 1998, in connection with the ISC/Ispat Transaction, the Company redeemed 1,145,394 shares of Series E Preferred Stock held for the benefit of employees remaining with Inland Steel Company following the ISC/Ispat Transaction.

     On August 1, 1998, as participants in the Dividend Reinvestment Plan, the following officers and directors will receive Shares in lieu of cash dividends on the listed number of Shares: Leo F. Mullin, 1807.807 Shares; Neil S. Novich, President, Chief Executive Officer and Director of Ryerson Tull, 131.9397 Shares; and Charles B. Salowitz, 836.909 Shares.

     From time to time during the 40-day period preceding the Offer, consistent with past practice and pursuant to the terms of the Company's Employee Stock Ownership Plan ("ESOP"), the Company made matching contributions of and dividends on Series E Preferred Stock to the ESOP accounts of its executive officers that participate in the ESOP.

     Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal and certificates for the Shares and any other required documents should be sent or delivered by each stockholder or such stockholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at its address set forth below:

                        The Depositary for the Offer is:
                         HARRIS TRUST AND SAVINGS BANK

  By Facsimile Transmission       By Hand/Overnight Delivery:      By Registered or Certified
           Number:               Harris Trust and Savings Bank                Mail:
 (For Eligible Institutions        c/o Harris Trust Company       Harris Trust and Savings Bank
            Only)                         of New York               c/o Harris Trust Company
       (212) 701-7636                   88 Pine Street                     of New York
                                          19th Floor                      P.O. Box 1010
     Confirm Receipt of               New York, NY 10005               Wall Street Station
   Facsimile by Telephone:                                           New York, NY 10268-1010
       (212) 701-7624

                           For Information Telephone:
                                 (800) 245-7630

     Any questions or requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent, at the telephone number and address below. Stockholders may also contact their brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                                 MacKenzie Logo
                                156 Fifth Avenue
                            New York, New York 10010
                         (212) 929-5500 (call collect)
                                       or
                           (800) 322-2885 (toll free)

                     The Dealer Managers for the Offer are:
                              GOLDMAN, SACHS & CO.
                                85 Broad Street
                            New York, New York 10004
                           (800) 323-5678 (toll free)